UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Constant Contact, Inc.

(Name of Registrant as Specified in its Charter)

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April 20, 2011

Dear Fellow Stockholders:

We are pleased to invite you to our 2011 Annual Meeting of Stockholders, which will take place on Tuesday, May 31, 2011 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2011 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report to Stockholders for the year ended December 31, 2010, which includes our Annual Report on Form 10-K for the year ended December 31, 2010 and contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.

The ability to have your vote counted at the 2011 Annual Meeting of Stockholders is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in Constant Contact.

Sincerely,

Gail F. Goodman
Chairman, President and Chief Executive Officer

CONSTANT CONTACT, INC.
Notice of Annual Meeting of Stockholders
To Be Held on Tuesday, May 31, 2011

Notice is hereby given that the 2011 Annual Meeting of Stockholders will be held at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451, on Tuesday, May 31, 2011, at 10:00 a.m., Eastern Time, for the following purposes:

1. To elect the two nominees identified in the attached proxy statement as members of our board of directors to serve as class I directors for a term of three years;

2. To approve our 2011 stock incentive plan;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

4. To hold an advisory vote to approve the compensation of our named executive officers;

5. To hold an advisory vote on the frequency of future stockholder advisory votes on executive compensation; and

6. To transact other business, if any, that may properly come before the 2011 Annual Meeting of Stockholders or any adjournment of the 2011 Annual Meeting of Stockholders.

Stockholders of record at the close of business on Monday, April 11, 2011, are entitled to receive this notice of our 2011 Annual Meeting of Stockholders and to vote at the 2011 Annual Meeting of Stockholders and at any adjournments of such meeting. Our stock transfer books will remain open for the purchase and sale of our common stock.

Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2010, which includes our Annual Report on Form 10-K for the year ended December 31, 2010 and contains our audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the 2011 Annual Meeting of Stockholders, please promptly complete, sign and date the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Robert P. Nault
Secretary

April 20, 2011

CONSTANT CONTACT, INC.
1601 Trapelo Road
Waltham, Massachusetts 02451

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on Tuesday, May 31, 2011

Constant Contact, Inc., a Delaware corporation, which is referred to as “we” or “us” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2011 Annual Meeting of Stockholders, which will be held on Tuesday, May 31, 2011 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. If the 2011 Annual Meeting of Stockholders is adjourned for any reason, then the proxies may be used at any adjournment. You may obtain directions to the location of the 2011 Annual Meeting of Stockholders by viewing them on our website, www.constantcontact.com, or by contacting the Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2010, which includes our Annual Report on Form 10-K for the year ended December 31, 2010, to our stockholders on or about April 20, 2011.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual
Meeting of Stockholders to be Held on Tuesday, May 31, 2011:

This proxy statement and the annual report to stockholders are available for viewing, printing and downloading at www.proxydocs.com/ctct.

Our Annual Report on Form 10-K for the year ended December 31, 2010 is also available on the “Investor Relations” section of our website at www.constantcontact.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

Constant Contact, Inc.
1601 Trapelo Road
Waltham, Massachusetts 02451
Attention: Investor Relations Department
(781) 472-8100
ir@constantcontact.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website, www.constantcontact.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2011 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	The election of the two nominees identified in this proxy statement as members of our board of directors to serve as class I directors for a term of three years;

•	The approval of our 2011 stock incentive plan;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	An advisory vote to approve the compensation of our named executive officers (i.e., the executive officers identified in the Summary Compensation Table below);

•	An advisory vote on the frequency of future stockholder advisory votes on executive compensation; and

•	The transaction of other business, if any, that may properly come before the 2011 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 11, 2011, the record date for the 2011 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 29,465,198 shares of our common stock, which is the number of shares that were issued and outstanding as of the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2011 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.  If you are a stockholder of record, which means that your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, then you can vote in one of the following two ways:

•	You may vote by mail. To vote by mail, you need to complete, sign and date the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received prior to the 2011 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the 2011 Annual Meeting of Stockholders, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

•	You may vote in person. If you plan to attend the 2011 Annual Meeting of Stockholders, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.”  If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, brokerage firm or other intermediary.

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, the broker will be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items and your shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Each of Proposal 1 (election of two nominees to serve as class I directors), Proposal 2 (approval of our 2011 stock incentive plan), Proposal 4 (advisory vote to approve the compensation of our named executive officers) and Proposal 5 (advisory vote on the frequency of future stockholder advisory votes on executive compensation) is a non-discretionary item under applicable rules, which means that if you do not give instructions to your broker, your broker will not be able to vote your shares in its discretion on these proposals and your shares will be treated as “broker non-votes.” We urge you to provide voting instructions to your broker so that your votes may be counted.

Proposal 3 (ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011) is a discretionary item under applicable rules. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to this proposal if you do not provide voting instructions.

If you wish to attend the 2011 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2011 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the 29,465,198 shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 14,732,600 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the 2011 Annual Meeting of Stockholders will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1):  The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the 2011 Annual Meeting of Stockholders, regardless of whether that number represents a majority of the votes cast, will be elected.

Approval of 2011 stock incentive plan (Proposal 2):  The affirmative vote of the holders of a majority of the votes cast by the holders of all of the shares present or represented at the 2011 Annual Meeting of Stockholders and voting on the proposal is needed for approval of our 2011 stock incentive plan.

Ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 3):  The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2011 Annual Meeting of Stockholders and voting on the proposal is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Advisory vote to approve the compensation of our named executive officers (Proposal 4):  The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2011 Annual Meeting of Stockholders and voting on the proposal is needed to approve the compensation of our named executive officers. Proposal 4 is not binding on our board of directors.

Advisory vote on the frequency of future stockholder advisory votes on executive compensation (Proposal 5):  The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2011 Annual Meeting of Stockholders and voting on the proposal is needed to approve the frequency of future stockholder advisory votes on executive compensation. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving a plurality, or the highest number, of votes cast by stockholders to be the frequency that has been recommended by our stockholders. However, as described in more detail in Proposal 5, because this proposal is non-binding, our board of directors may decide that it is in the best interest of our stockholders and our company to hold future stockholder advisory votes on executive compensation more or less frequently.

How will votes be counted?

Each share of common stock voted at the 2011 Annual Meeting of Stockholders will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either:

•	the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter; or

•	the shares constitute “broker non-votes.”

As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on any of Proposals 1, 2, 3, 4 and 5 at the 2011 Annual Meeting of Stockholders.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the 2011 Annual Meeting of Stockholders.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	Proposal 1 — FOR electing the two nominees identified in this proxy statement as class I director nominees;

•	Proposal 2 — FOR approving our 2011 stock incentive plan;

•	Proposal 3 — FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	Proposal 4 — FOR approving the compensation of our named executive officers; and

•	Proposal 5 — FOR holding future stockholder advisory votes on executive compensation EVERY YEAR.

Will any other business be conducted at the 2011 Annual Meeting of Stockholders or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the 2011 Annual Meeting of Stockholders. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the 2011 Annual Meeting of Stockholders has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results of the 2011 Annual Meeting of Stockholders in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the 2011 Annual Meeting of Stockholders and we will disclose our decision regarding the frequency of future stockholder advisory votes on executive compensation in accordance with the requirements of Form 8-K.

May I recommend a candidate for Constant Contact’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address under “How and when may I submit a stockholder proposal for the 2012 annual meeting?” immediately below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of our common stock held by the stockholder, as well as the candidate’s name, age, address, principal occupation and number of shares of our common stock held by the candidate. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2012 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “How and when may I submit a stockholder proposal for the 2012 annual meeting?” immediately below. You can find more detailed information on our process for selecting board members and our criteria for board nominees under “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” below and in the corporate governance guidelines available in the “Investor Relations” section of our website, www.constantcontact.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2012 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2012 annual meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2012 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2012 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 27, 2011.

If you wish to present a proposal or a proposed director candidate at the 2012 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by March 2, 2012, but no sooner than February 1, 2012. However, if the 2012 annual meeting is held before May 11, 2012 or after July 30, 2012, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2012 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2012 annual meeting and (2) the 10th day following the date on which notice of the date of the 2012 annual meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

Constant Contact, Inc.
1601 Trapelo Road
Waltham, Massachusetts 02451
Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the 2011 Annual Meeting of Stockholders by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	We have retained Alliance Advisors, L.L.C. to solicit proxies on our behalf for a fee of $7,500, plus reimbursement of their reasonable expenses.

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews.

•	We will request brokers, banks, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokers and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the 2011 Annual Meeting of Stockholders or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors is elected each year. The members of the classes are divided as follows:

•	the class I directors are Thomas Anderson, Michael T. Fitzgerald and Sharon T. Rowlands, and their term expires at the 2011 Annual Meeting of Stockholders;

•	the class II directors are John Campbell and Daniel T. H. Nye, and their term expires at the annual meeting of stockholders to be held in 2012; and

•	the class III directors are Robert P. Badavas, Gail F. Goodman and William S. Kaiser, and their term expires at the annual meeting of stockholders to be held in 2013.

Sharon T. Rowlands was appointed as a class I director by our board of directors in July 2010 after our board of directors voted to increase the number of directors constituting our full board of directors from seven directors to eight directors.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. At the 2011 Annual Meeting of Stockholders, Sharon T. Rowlands and Thomas Anderson, whose terms as class I directors will expire at the 2011 Annual Meeting of Stockholders, will stand for election as class I directors. Michael T. Fitzgerald was not nominated for reelection at the 2011 Annual Meeting of Stockholders, when his term as a class I director expires. Our board of directors has voted to reduce the number of directors constituting our full board of directors from eight directors to seven directors, effective as of immediately before the 2011 Annual Meeting of Stockholders, by the elimination of one class I directorship.

Below is information about each member of our board of directors, including the nominees for election as class I directors. This information includes each director’s age as of March 31, 2011 and length of service as one of our directors, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she has served as a director for at least the past five years.

In addition to the information presented below regarding each director’s or nominee’s specific experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude that he or she should serve as one of our directors, we believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards, business acumen, sound judgment, knowledge of our business and industry, and experience in one or more areas relevant to our business and strategy, as well as a commitment to devote the time required to serve us and our board of directors effectively, in some cases for many years.

There are no family relationships among any of our directors, nominees for director and executive officers.

Director Nominees for Terms Expiring in 2014 (Class I Directors)

Thomas Anderson.  Mr. Anderson, age 48, has served as one of our directors since January 2007 and is a private investor. From August 2009 until September 2010, Mr. Anderson served as the President and Chief Executive Officer of Integrity Interactive Corporation, a provider of compliance and risk management solutions, which was acquired by SAI Global Limited. From January 2007 until December 2007, Mr. Anderson was the Senior Vice President, Direct to Consumer Channel, of SLM Corporation, a provider of student loans. From January 2005 until January 2007, Mr. Anderson was the President, Chief Executive Officer and a member of the board of directors of Upromise, Inc., a provider of financial resources for college-bound individuals, which was acquired by SLM Corporation. From January 2003 until January 2005, he served as Chief Executive Officer of AmeriFee, LLC, a medical finance company owned by Capital One Financial Corporation. From 2001 until 2003, he served as a Senior Vice President of Capital One Financial Corporation, a financial services company. Mr. Anderson holds a B.A. from Dartmouth College and an M.S. from the MIT Sloan School of Management.

The board of directors has concluded that Mr. Anderson should serve as a director because Mr. Anderson’s experience as an executive officer of several companies, a private investor and a partner at a large consulting firm, where he worked with companies that provide direct-to-market consumer marketing, provide him with insight into the challenges and opportunities that we face.

Sharon T. Rowlands.  Ms. Rowlands, age 53, has served as one of our directors since July 2010. Since November 2008, she has been the Chief Executive Officer of Penton Media, Inc., a media company that publishes specialized business magazines, produces trade shows and provides a broad range of online media and custom marketing solutions. From 2000 to 2008, she was President and then Chief Executive Officer and President of Thomson Financial, a provider of information and technology solutions to the financial community and a business unit of The Thomson Corporation. Ms. Rowlands is also a director and a member of the audit committee of Automatic Data Processing, Inc., a provider of business outsourcing solutions, as well as two private organizations. Ms. Rowlands holds a B.A. from Newcastle University and an M.A. from London University.

The board of directors has concluded that Ms. Rowlands should serve as a director because Ms. Rowlands’s executive, managerial and operational experience, including technology solutions, have provided her with a strong background in business innovation, as well as deep insight into client service and business-to-business relationships.

Directors Whose Terms Expire in 2012 (Class II Directors)

John Campbell.  Mr. Campbell, age 63, has served as one of our directors since March 1999 and is a private investor. From December 2005 until June 2006, he served as interim Chief Operating Officer of DFA Capital Management Inc., a risk management software company. Mr. Campbell is a director of WAM Systems, DFA Capital Management and SellMyTimeshareNow.com, all privately held software companies. Mr. Campbell co-founded Marcam Corporation, a leading developer of enterprise resource planning software, in 1980.

The board of directors has concluded that Mr. Campbell should serve as a director because Mr. Campbell’s experience of over thirty years in the business software industry enables him to provide significant and valuable insight to our board of directors and because of his long-standing knowledge of our business.

Daniel T. H. Nye.  Mr. Nye, age 44, has served as one of our directors since March 2009. Since February 2010, Mr. Nye has served as the President and Chief Executive Officer of Rocket Lawyer Incorporated, a provider of online legal solutions. He also serves as a director of Rocket Lawyer. From February 2007 until January 2009, he served as Chief Executive Officer of LinkedIn Corporation, an online professional networking company. From 2002 to January 2007, he served as Executive Vice President and General Manager, Investment Management, of Advent Software, Inc., a provider of software solutions to investment management organizations. Previously, Mr. Nye served as an executive with Intuit, Inc., a provider of small business software solutions. Mr. Nye serves on the board of directors of a private college. Mr. Nye holds a B.A. from Hamilton College and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Nye should serve as a director because it believes Mr. Nye’s experience as a chief executive officer and his extensive knowledge of the business software industry, particularly his experience addressing the needs of small businesses, are extremely valuable.

Directors Whose Terms Expire in 2013 (Class III Directors)

Robert P. Badavas.  Mr. Badavas, age 58, has served as one of our directors since May 2007. Mr. Badavas is a private investor and, since his retirement from TAC Worldwide, a technical workforce management company, has been serving as President of Petros Ventures, Inc., a venture management and advising company. Mr. Badavas served as President and Chief Executive Officer of TAC Worldwide from December 2005 until his retirement in October 2009, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to December 2005. From September 2001 to September 2003, Mr. Badavas served as Senior Partner and Chief Operating Officer of Atlas Venture, a venture capital firm. Mr. Badavas was Senior Corporate Adviser to the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services, from September 2000 to June 2001. Prior to that, he was Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 until Aether Systems, Inc. acquired the company in September 2000. From 1986 to October 1995, Mr. Badavas was Senior Vice President and Chief Financial Officer, among other capacities, of Chipcom Corporation, a provider of computer networking intelligent switching systems. Mr. Badavas is a member of the board of directors and chairman of the audit committee of Hercules Technology Growth Capital, Inc., a publicly traded specialty finance company, and, until April 2010, served as a member of the board of directors and chairman of the audit committee of Airvana, Inc., a provider of network infrastructure products that was publicly traded until April 2010. Mr. Badavas was previously a member of the board of directors and the chairman of the audit committee of RSA Security, Inc., a publicly traded provider of business security solutions, from 2000 until its acquisition by EMC Corporation in 2006. Mr. Badavas is also a director of PlumChoice, Inc., a provider of IT solutions for businesses. Mr. Badavas holds a B.S. from Bentley University.

The board of directors has concluded that Mr. Badavas should serve as a director because his extensive business and financial experience, including his previous experience as a chief executive officer and chief financial officer, his experience in the business solutions industry and his experience as a director and audit committee member of other public companies, provide him with insight that is valuable to both our board of directors and our audit committee.

Gail F. Goodman.  Ms. Goodman, age 50, has served as our President and Chief Executive Officer since April 1999, as a member of our board of directors since May 1999 and as Chairman of our board of directors since November 1999. Prior to joining us, Ms. Goodman served as Vice President, Commerce Products Group of Open Market, Inc., a provider of Internet commerce application software, from 1996 until 1998, as Vice President, Marketing of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996, as Director of Product Management of Dun & Bradstreet Software, a provider of enterprise resource planning software, from 1991 until 1994, and as Manager of Bain & Company, a business consulting firm, from 1987 until 1991. Ms. Goodman is a member of the board of directors of HubSpot, Inc., a provider of internet marketing services. She holds a B.A. from the University of Pennsylvania and an M.B.A. from the Amos Tuck School of Dartmouth College.

The board of directors has concluded that Ms. Goodman should serve as a director because her experience as our chief executive officer for over a decade gives Ms. Goodman a particularly significant insight into our business, organization and strategic goals and objectives.

William S. Kaiser.  Mr. Kaiser, age 55, has served as one of our directors since May 2006. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since 1986 and has been one of the general partners of the Greylock Limited Partnerships since 1997. Mr. Kaiser is a member of the board of directors of Red Hat, Inc., a publicly traded open source solutions provider, and several private companies. Mr. Kaiser holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Kaiser should serve as a director because Mr. Kaiser’s service throughout his career on the board of directors of over 20 private and public companies, as well as on the audit committee of over 15 private and public companies, provides him with significant business and financial experience, which is significant to our board of directors and our audit committee.

Director Whose Term Expires at the 2011 Annual Meeting of Stockholders Not Standing For Reelection

Michael T. Fitzgerald.  Mr. Fitzgerald, age 58, has served as one of our directors since July 2000. He is Managing General Partner and Founder of Commonwealth Capital Ventures, the manager of three early stage venture funds. Prior to founding Commonwealth in 1995, Mr. Fitzgerald was a General Partner at Palmer

Partners, the manager of three early stage venture funds, where he had served since 1981. Mr. Fitzgerald is a member of the board of directors of several private companies. Mr. Fitzgerald holds a B.A. from Amherst College and an M.B.A. from the Harvard Business School.

Mr. Fitzgerald was not nominated for reelection at the 2011 Annual Meeting of Stockholders, when his term as a class I director expires.

Other Information.  SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving director nominees or companies of which a director nominee was an executive officer. Ms. Rowlands, one of our director nominees, serves as the chief executive officer of Penton Media, Inc., which in February 2010 voluntarily filed a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code, which plan was approved by the bankruptcy court in March 2010. Our nominating and corporate governance committee believes that this proceeding is not material to an evaluation of Ms. Rowland’s ability to serve as a director.

Director Independence

Under applicable NASDAQ Stock Market, Inc. Marketplace Rules, a director of Constant Contact will qualify as an “independent director” only if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Anderson, Badavas, Campbell, Kaiser and Nye and Ms. Rowlands has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Marketplace Rules. Our board of directors reached a similar determination with respect to Mr. Fitzgerald.

Board Leadership Structure

Ms. Goodman has served as the chairman of our board of directors and chief executive officer since 1999. This board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Our board of directors, upon the recommendation of our nominating and corporate governance committee, has determined that having the same individual hold both positions is in the best interests of our company and our stockholders and consistent with good corporate governance for the following reasons:

•	Our chief executive officer is more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus our board of directors’ agenda on the key issues facing our company.

•	Having one person serve as both chief executive officer and chairman of our board of directors demonstrates to our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations, which we believe eliminates the potential for duplication of efforts and inconsistent actions.

•	Oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without an independent chairman.

•	Our board of directors believes that it has lessened any of the potential concerns associated with Ms. Goodman’s dual role by appointing a lead independent director. For more information regarding our lead independent director, see “— Lead Independent Director” below.

We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures and percentages. However, we believe our current leadership structure remains the optimal board leadership structure for us.

Lead Independent Director

In July 2008, our board of directors, upon the recommendation of our nominating and corporate governance committee, designated Thomas Anderson as lead independent director. Mr. Anderson is an independent director within the meaning of NASDAQ Stock Market, Inc. Marketplace Rules. Mr. Anderson’s duties as lead independent director include the following:

•	chairing meetings of the independent directors in executive session, which generally occur at each regularly scheduled quarterly meeting of the board of directors;

•	acting as a liaison between other members of our board of directors and our chairman and chief executive officer;

•	facilitating discussions among independent directors on key issues outside of board meetings;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•	assisting our chairman and chief executive officer in preparing the agenda for each board meeting and in determining the need for special meetings of our board of directors;

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board of directors; and

•	consulting with our chairman and chief executive officer on matters relating to corporate governance and board performance.

Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management function. While the audit committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing our risk management. For example, the board engages in periodic discussions with such company officers as the board of directors deems necessary, including the chief executive officer, chief financial officer, general counsel and senior vice president, engineering and operations. In addition, our compensation committee reviews compensation policies and practices as they relate to risk management practices and risk-taking incentives. We believe that the leadership structure of our board supports effective risk management oversight.

Committees of our Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available in the “Investor Relations” section of our website, www.constantcontact.com. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market, Inc. Marketplace Rules and SEC rules and regulations.

Our board of directors has determined that each of the members of each of the three standing committees of the board of directors is independent as defined under the NASDAQ Stock Market, Inc. Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. All members of our audit committee are independent as determined in compliance with the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The members of our audit committee are Messrs. Badavas, Kaiser and Nye. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for financial literacy under the current requirements of the NASDAQ Stock Market, Inc. Marketplace Rules. Mr. Badavas is the chairman of the audit committee and our board of directors has determined that he is also an “audit committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Stock Market, Inc. Marketplace Rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.

Our audit committee’s responsibilities include:

•	appointing, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	overseeing our risk management function;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met five times during 2010.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “AUDIT-RELATED MATTERS” below.

Compensation Committee

The current members of our compensation committee are Messrs. Anderson, Campbell and Fitzgerald and Ms. Rowlands. Ms. Rowlands became a member of our compensation committee when she was elected to our board of directors in July 2010. Mr. Campbell is the chairman of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans;

•	granting equity awards pursuant to authority delegated by our board of directors;

•	reviewing, and making recommendations to our board of directors with respect to, director compensation;

•	assessing overall compensation policies and practices as they relate to risk management and risk-taking incentives; and

•	preparing the compensation committee report required by SEC rules, which is included below under “EXECUTIVE COMPENSATION — Compensation Committee Report.”

Our compensation committee met 12 times and acted by written consent nine times during 2010.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. Anderson, Fitzgerald and Kaiser. Mr. Anderson is the chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	recommending to our board of directors the persons to be nominated for election as directors, the persons to fill vacancies on our board of directors, and the persons to be appointed to each of the committees of our board of directors;

•	overseeing a periodic review by our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles and guidelines;

•	coordinating educational initiatives for our board of directors; and

•	overseeing annual evaluations of our board of directors.

Our nominating and corporate governance committee met once and acted by written consent once during 2010.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

Board Meetings

Our board met 10 times and acted by written consent once during 2010.

Board and Committee Meeting Attendance

During 2010, each incumbent director attended at least 75% of the total number of board meetings and the total number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meetings

Our corporate governance guidelines provide that directors are responsible for attending the 2011 Annual Meeting of Stockholders. Four out of seven directors at that time attended our 2010 Annual Meeting of Stockholders.

Director Compensation

Members of our board of directors who are our employees do not receive compensation for their service as directors. Each non-employee director receives an annual retainer of $20,000 for service as a director. Each non-employee director other than committee chairpersons receives an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. The chairman of the audit committee receives an annual retainer of $15,000, the chairman of the compensation committee receives an annual retainer of $10,000 and the chairman of the nominating and corporate governance committee receives an annual retainer of $5,000. In addition, the lead independent director receives an annual fee of $5,000. We pay our directors quarterly. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. The compensation committee, with the assistance of our independent compensation consultant, reviews director compensation periodically and recommends changes to the board of directors as necessary. If approved by our stockholders at the 2011 Annual Meeting of Stockholders, our 2011 stock incentive plan will provide that discretionary awards under our 2011 stock incentive plan to non-employee directors must be approved by a committee, all of the members of which are “independent directors” as defined under applicable NASDAQ Stock Market, Inc. Marketplace Rules. For further information regarding our 2011 stock incentive plan, see “MATTERS TO BE VOTED ON AT THE ANNUAL MEETING — PROPOSAL 2 — APPROVAL OF 2011 STOCK INCENTIVE PLAN” below.

Pursuant to our 2007 stock incentive plan, each non-employee director receives an automatic option grant to purchase 25,000 shares of our common stock upon his or her initial election to our board of directors. Each non-employee director also receives an automatic annual option grant to purchase 10,000 shares of our common stock at each annual meeting after which he or she continues to serve as a director, provided each such non-employee director has served on our board of directors for at least six months prior to the annual meeting. All of these options have a ten-year term and vest over a three-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, or in the case of annual option grants, one business day prior to the next annual meeting, if earlier, and an additional 8.33% of the shares underlying the option vesting each three months thereafter, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. Upon a change of control, these options will vest in full. Our 2011 stock incentive plan, if approved by our stockholders at the 2011 Annual Meeting of Stockholders, will provide for automatic option grants to our non-employee directors on the same terms as our 2007 stock incentive plan, except that the term of the options under the 2011 stock incentive plan will be seven years, rather than ten years. For further information regarding our 2011 stock incentive plan, see “MATTERS TO BE VOTED ON AT THE ANNUAL MEETING — PROPOSAL 2 — APPROVAL OF 2011 STOCK INCENTIVE PLAN” below.

The following table sets forth information regarding compensation earned by each non-employee director during the year ended December 31, 2010:

	Fees Earned or	Option Awards
Name	Paid in Cash ($)(2)	($)(3)(4)	Total ($)

Thomas Anderson	$33,750	$106,663	$140,413
Robert P. Badavas	$35,000	$106,663	$141,663
John Campbell	$30,000	$106,663	$136,663
Michael T. Fitzgerald	$26,250	$106,663	$132,913
William S. Kaiser	$27,500	$106,663	$134,163
Daniel T. H. Nye	$25,000	$106,663	$131,663
Sharon T. Rowlands(1)	$23,750	$275,790	$299,540

(1)	Ms. Rowlands joined our board of directors in July 2010, following her appointment as a director by our board of directors.

(2)	These fees were earned by each director in 2010 and paid during 2010 and in January 2011.

(3)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our directors in 2010, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These amounts do not represent the actual amounts paid to or realized by a director during 2010.

(4)	Pursuant to the non-employee director automatic option grant provisions of our 2007 stock incentive plan, each then serving non-employee director was granted an option to purchase 10,000 shares of common stock, with an exercise price of $21.01 per share, on June 1, 2010 and Ms. Rowlands was granted an option to purchase 25,000 shares of common stock, with an exercise price of $22.17 per share, upon her initial election to our board of directors on July 27, 2010. The following table shows the aggregate number of stock options held by each of our non-employee directors as of December 31, 2010:

Name	Options (#)

Thomas Anderson	69,000
Robert P. Badavas	69,000
John Campbell	30,000
Michael T. Fitzgerald	30,000
William S. Kaiser	30,000
Daniel T. H. Nye	35,000
Sharon T. Rowlands	25,000

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates, including the process which resulted in the election by the board of directors of Ms. Rowlands in July 2010, includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and corporate governance committee, our board of directors and members of our senior management. Our nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates and, in 2008, the nominating and corporate governance committee engaged the international recruiting firm of Heidrick & Struggles International, Inc. to assist it in such a manner.

In considering whether to recommend any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics: a reputation for integrity, honesty and adherence to high ethical standards, business acumen, sound judgment, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy and a commitment to devote the time required to serve us and our board of directors effectively. We also value experience on other public company boards of directors and board committees. In addition, our nominating and corporate governance committee believes that at least one member of our board of directors, but not necessarily each member, should have one or more of the following skill sets or specific experience, such that each of these is represented on our board of directors as a whole: experience in our industry or in industries that are similar to the industry in which we operate; executive operating experience; experience as a senior officer of a public company; and qualification as an audit committee financial expert (as defined by applicable SEC rules).

The director biographies on pages 7 to 10 of this proxy statement indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude he or she should continue to serve as a director of our company. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, our nominating and corporate governance committee also takes into consideration the diversity (with respect to gender, race and national origin) of our directors. Our nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of our nominating and corporate governance committee or our board of directors. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for Constant Contact’s board of directors?” and “— How and when may I submit a stockholder proposal for the 2012 annual meeting?”

At the 2011 Annual Meeting of Stockholders, stockholders will be considering for the first time the election of Sharon T. Rowlands, who was appointed as a new director by our board of directors in July 2010 based on the recommendation of our nominating and corporate governance committee. Ms. Rowlands was originally introduced to our nominating and corporate governance committee by Heidrick & Struggles International, Inc. in connection with their engagement by our nominating and corporate governance committee to help identify and evaluate potential director candidates and our board of directors determined to include her among its nominees.

Michael T. Fitzgerald was not nominated for reelection at the 2011 Annual Meeting of Stockholders, when his term as a class I director expires.

You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines available in the “Investor Relations” section of our website, www.constantcontact.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to: Board of Directors, c/o Corporate Secretary, Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors is committed to high governance standards and continually works to improve them. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	our board of directors’ principal responsibility is to oversee our management;

•	a majority of the members of our board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

We have adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available in the “Investor Relations” section of our website, www.constantcontact.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available in the “Investor Relations” section of our website, www.constantcontact.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

Constant Contact, Inc.
1601 Trapelo Road
Waltham, Massachusetts 02451
Attention: Investor Relations Department

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during the year ended December 31, 2010, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive compensation. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee following the date that the related person transaction comes to the attention of our general counsel. Our general counsel, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chairman of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by our audit committee in accordance with the standards set forth in this policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose and the potential benefits to us of the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee will review all relevant information available to it about the related person transaction. Our audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. Our audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Transactions with Related Persons

Since January 1, 2010, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, we entered into indemnification agreements with each of our directors and officers that include indemnification provisions that are generally broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. For more information regarding these agreements, see “EXECUTIVE COMPENSATION — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” below.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2010. The audit committee has also reviewed and discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee the following to the extent applicable or relevant, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with PricewaterhouseCoopers LLP the matters disclosed in the letter and its independence with respect to Constant Contact, including a review of audit and non-audit fees and services, and concluded that PricewaterhouseCoopers LLP is independent.

Based on its discussions with management and PricewaterhouseCoopers LLP, and its review of the representations and information referred to above provided by management and PricewaterhouseCoopers LLP, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

By the Audit Committee of the Board of Directors of Constant Contact, Inc.

Robert P. Badavas, Chairman
Daniel T. H. Nye
William S. Kaiser

Auditor Fees and Services

The following table presents the aggregate fees billed (or expected to be billed) by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the years ended December 31, 2010 and December 31, 2009.

Fee Category	2010	2009

Audit Fees(1)	$554,720	$528,080
Audit-Related Fees(2)	—	—
Tax Fees(3)	57,000	43,814
All Other Fees(4)	1,500	43,290

Total Fees	$613,220	$615,184

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements, the review of financial information included in our filings with the SEC and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2010 and 2009, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees in 2010 consisted of $45,000 for tax compliance services, which related to the preparation of our federal and state tax returns, and $12,000 for specialty tax services related to foreign tax advice. Tax fees in 2009 consisted of $40,314 for tax compliance services, which related to the preparation of our federal and state tax returns, and $3,500 for specialty tax services related to foreign tax advice.

(4)	All other fees for 2010 consisted of fees related to a subscription for an accounting research tool. All other fees for 2009 consisted of $41,790 related to technology consulting and $1,500 related to a subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise PricewaterhouseCoopers LLP’s independence. The audit committee’s charter, which is available in the “Investor Relations” section of our website, www.constantcontact.com, requires that all proposals to engage PricewaterhouseCoopers LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before PricewaterhouseCoopers LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.

The audit committee’s charter provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee. From time to time, our audit committee may pre-approve specified types of “de minimis” services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided.

EXECUTIVE OFFICERS

Below is information about each of our current executive officers, other than Ms. Goodman, our Chairman, President and Chief Executive Officer, whose information is included above in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.” This information includes each officer’s age as of March 31, 2011, his or her position with Constant Contact, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position. There are no family relationships among any of our executive officers, directors and director nominees.

Ellen M. Brezniak.  Ms. Brezniak, age 52, has served as Senior Vice President, Product Strategy, since December 2008 and before that as Vice President, Product Strategy, since September 2006. From September 2004 until September 2006, she served as Senior Vice President of Marketing and Product Management of GetConnected, Inc., a provider of transaction processing platforms for enabling the sale of digital services. From January 2001 until August 2004, Ms. Brezniak served as Vice President of Marketing of OutStart, Inc., an e-learning software company. Prior to 2001, Ms. Brezniak also held leadership positions at Be Free, Inc., Open Market Inc. and Progress Software, Inc. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

Nancie G. Freitas.  Ms. Freitas, age 49, joined us in November 2005 and has served as Vice President and Chief Marketing Officer since December 2006. In February 2005, Ms. Freitas founded The Freitas Group, a direct marketing and media firm, which she operated until joining us. From April 2000 until January 2005, she led the direct marketing services of Carat Business & Technology, a worldwide media agency. Prior to April 2000, Ms. Freitas also held leadership roles at CFO Magazine, Earthwatch Institute and Games Magazine. Ms. Freitas holds a B.A. from the University of Massachusetts.

Harpreet S. Grewal.  Mr. Grewal, age 44, has served as Executive Vice President, Chief Financial Officer and Treasurer since July 2010. Prior to joining us, Mr. Grewal served as Chief Financial Officer of TheLadders.com, an online job search platform and recruiting company, from September 2009 to June 2010. From October 2006 to October 2008, Mr. Grewal served as Executive Vice President and Chief Financial Officer of Vistaprint Limited, a publicly traded provider of marketing services to small businesses. From August 2002 to September 2006, Mr. Grewal served as Senior Vice President and Chief Financial Officer of GoldenSource Corporation, a global provider of enterprise data management software for financial institutions. From July 1999 to August 2002, Mr. Grewal served as Chief Financial Officer of eGain Communications, a publicly traded provider of CRM software solutions. From 1996 to 1999, Mr. Grewal served in numerous finance and strategy positions during his tenure at PepsiCo and Pepsi-Cola North America. Mr. Grewal holds a B.A. from the University of California at Berkeley and an M.A. from Johns Hopkins School of Advanced International Studies.

Eric S. Groves.  Mr. Groves, age 47, has served as Senior Vice President, Corporate Strategy, Development and Innovation since January 2011. Prior to that he served as Senior Vice President, Global Market Development, from February 2008 until January 2011, and before that as Senior Vice President, Sales and Business Development, since 2001. From October 1999 until December 2000, Mr. Groves served as Executive Director of Worldwide Sales & Business Development of Alta Vista Corporation, a provider of search services and technology. Prior to October 1999, Mr. Groves also held leadership positions at iAtlas Corp., InfoUSA Inc., MFS Communications Company, Inc., SBC Communications Inc. and Citigroup Inc. Mr. Groves serves on the board of directors of Hubcast, Inc., a digital delivery print provider, and uTest Inc., a provider of software testing services. Mr. Groves holds a B.A. from Grinnell College and an M.B.A. from the University of Iowa.

Thomas C. Howd.  Mr. Howd, age 51, has served as Senior Vice President, Customer Operations, since February 2008 and before that as Vice President, Services, since 2001. From 1999 until 2000, he served as Director, Production Engineering, of Direct Hit Technologies Inc., a provider of search technologies that was later acquired by Ask Jeeves, Inc. From 1998 until 1999, Mr. Howd served as Director of Support and Quality Assurance of Workgroup Technology Corporation, a product data management software provider. Prior to 1998, Mr. Howd also held leadership positions in engineering and professional services during his 11-year tenure at Marcam Corporation, a provider of software applications for manufacturing. Mr. Howd holds a B.S. from Williams College.

Christopher M. Litster.  Mr. Litster, age 41, has served as Vice President and General Manager, Event Marketing since September 2010. Prior to that, he served as Vice President and General Manager Web Strategy and Business from August 2009 to September 2010 and as Senior Director of Conversion Marketing from February 2006 to August 2009. Prior to joining us, from 1999 until 2006, Mr. Litster held a series of marketing and management positions at IBM Corporation and Rational Software Corporation. Mr. Litster holds a B.A. in French from the University of Massachusetts, Amherst and an M.B.A. from Northeastern University.

Robert P. Nault.  Mr. Nault, age 47, has served as Vice President, General Counsel and Secretary since March 2007. From March 2010 to July 2010, Mr. Nault also served as interim Chief Financial Officer. Prior to joining us, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc., a provider of e-security technology solutions, from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from March 2001 to May 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc., a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now

Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault holds a B.A. from the University of Rhode Island and a J.D. from Boston University School of Law.

Robert D. Nicoson.  Mr. Nicoson, age 60, has served as Vice President and Chief Human Resources Officer since June 2008. Prior to joining us, Mr. Nicoson was a consultant and Vice President at Gather, Inc., a social network provider, from January 2007 to June 2008. Mr. Nicoson was Vice President of Human Resources and Operations of Certalogic, Inc., an enterprise software company, from 2005 to 2007. From 1999 until 2003, Mr. Nicoson was Managing Director and Chief Resources Officer for Scala Business Solutions N.V., a Netherlands based resource planning software company. Prior to 1999, Mr. Nicoson held senior management positions with The Pioneer Group, Inc., Lotus Development Corp. and Atex, Inc. Mr. Nicoson holds a B.A from Indiana State University.

John J. Walsh, Jr.  Mr. Walsh, age 46, has served as Senior Vice President, Engineering and Operations, since October 2008. Prior to joining us, Mr. Walsh was Senior Vice President of Engineering and Operations for Ecora Software, Inc., a configuration auditing and compliance reporting software company, from October 2006 to September 2008. From January 2006 until August 2006, Mr. Walsh served as Vice President and General Manager of Product Operations of Saba Software, Inc., a people management software provider, following its acquisition of Centra Software Inc. in January 2006. At Centra Software, a distance learning software provider, Mr. Walsh served as Senior Vice President, Products and Operations, from 2005 until 2006, and Senior Vice President of Products from 2002 until 2005. Previously, Mr. Walsh held senior leadership positions at InformTV and Avid Technology, Inc. Mr. Walsh holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

By the Compensation Committee of the Board of Directors of Constant Contact, Inc.

John Campbell, Chairman
Thomas Anderson
Michael T. Fitzgerald
Sharon T. Rowlands

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide an understanding of how our compensation program is developed with respect to our named executive officers. During 2010, our named executive officers consisted of Gail F. Goodman, our president and chief executive officer, Harpreet S. Grewal, who has served as our executive vice president, chief financial officer and treasurer since July 6, 2010, Robert P. Nault, our vice president, general counsel and secretary, who served as our interim chief financial officer from March 31, 2010 until July 6, 2010, Steven R. Wasserman, who served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009, Ellen M. Brezniak, our senior vice president, product strategy, Christopher M. Litster, our vice president and general manager, event marketing, and John J. Walsh, Jr., our senior vice president, engineering and operations.

This Compensation Discussion and Analysis is divided into sections in order to help explain:

•	the role of the compensation committee;

•	the objectives and philosophy of our executive compensation program;

•	the role of the independent compensation consultant;

•	the use of competitive benchmarking data provided by our independent compensation consultant;

•	the specific components of our executive compensation program; and

•	potential severance and change of control benefits payable to our executive officers.

This Compensation Discussion and Analysis provides detailed information on the determination, administration and results of our executive compensation program in 2010. In addition, it includes detailed information regarding the compensation committee’s determination of 2011 executive compensation, which was approved by the compensation committee in December 2010 and January 2011 following a series of compensation committee meetings held during the late summer and fall of 2010.

Role of the Compensation Committee

The compensation committee is specifically responsible for establishing compensation and benefits programs for our executive officers, including Ms. Goodman and her executive management team. The compensation committee is comprised solely of independent directors, and its membership currently consists of John Campbell, who serves as chairman, Thomas Anderson, Michael T. Fitzgerald and Sharon T. Rowlands. The members of the compensation committee are recommended by the nominating and corporate governance committee and elected by the board of directors at least annually. For more information regarding the compensation committee, see “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Committees of our Board of Directors — Compensation Committee” above.

The compensation committee establishes the overall objectives and philosophy of our executive compensation program, determines the specific components of executive compensation, engages the independent compensation consultant, sets and reviews corporate and business unit performance goals and individual performance goals for Ms. Goodman and approves incentive payouts and equity awards. With regard to Ms. Goodman’s compensation, the compensation committee performs these functions with input from the independent compensation consultant and the other members of the board of directors, and with regard to the other named executive officers, the compensation committee relies on Ms. Goodman’s recommendations as well as input from the independent compensation consultant. In all cases, the compensation committee has final responsibility for all executive compensation decisions.

The compensation committee strives to maintain an effective balance between short- and long-term business objectives, employing its understanding of our business, the industry and the current and likely future business environment. Accordingly, the compensation committee endeavors to structure short- and long-term incentive compensation plans that reward performance based on achievement of different, but complementary, strategic and financial objectives. The compensation committee believes this balanced approach motivates management’s efforts to drive strong outcomes in both the current and future business environment.

In establishing individual executive compensation, the compensation committee considers analyses and recommendations from the independent compensation consultant, competitive practices, Ms. Goodman’s recommendations for her executive team, established plans, compensation trends and internal practices. Ultimately, however, the compensation committee applies its judgment in establishing executive compensation.

In 2009, the compensation committee held nine meetings and acted by written consent on six occasions. In 2010, the compensation committee held 12 meetings and acted by written consent on nine occasions.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	provide competitive compensation to attract, retain and motivate the best possible executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives;

•	promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate, business unit and individual performance goals;

•	align the incentives of our executives with the creation of value for our stockholders; and

•	retain flexibility and discretion to design compensation programs that reflect our competitive labor environment taking into account individual circumstances.

Our compensation committee expects to continue to implement and maintain compensation plans to achieve these objectives. Our compensation plans and policies currently, and we expect will continue to, compensate executive officers with a combination of base salary, quarterly or annual cash incentive bonuses, equity incentive awards and customary employee benefits. The compensation committee also believes that it is important to review the executive compensation practices of companies that are generally similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives.

Cash incentive bonuses for our named executive officers under our executive cash incentive bonus plans typically are tied to key corporate or business unit financial or operating metrics and/or the achievement of individual performance goals. These metrics and goals may be measured and paid quarterly or annually, as determined by the compensation committee. In addition, from time to time, the compensation committee awards discretionary cash bonuses to named executive officers in exceptional circumstances.

We have provided, and expect to continue providing, a portion of our executive compensation in the form of equity incentive awards that vest based on the passage of time, or Time-Based Equity Incentive Awards, and equity incentive awards that vest, in whole or in part, based on our achievement of corporate financial or operating metrics, or Performance-Based Equity Incentive Awards. We believe equity incentive awards help retain our executives and align their interests with those of our stockholders by allowing them to participate in the long-term success of our company as reflected in stock price appreciation.

Independent Compensation Consultant

Compensia, Inc. has served as the compensation committee’s independent compensation consultant since 2008. For 2010, our compensation committee instructed Compensia to review and evaluate our executive compensation program, including the philosophy and objectives of the program and its specific components, including base salary, total cash compensation targets, target bonus percentages and equity ownership, and to provide advice on compensation benchmarking. Compensia performed a similar role during the compensation committee’s consideration of 2011 executive compensation. Compensia is directly accountable to the compensation committee for the performance of its services. In its role as an advisor to the compensation committee, a senior representative of Compensia attends meetings of the compensation committee when requested. Compensia also provides assistance to the compensation committee on determining financial and operational performance goals, advice on rules, regulations and general compensation trends regarding executive compensation and guidance on our director compensation programs. Our compensation committee reviews the data and advice provided by Compensia, but such information is only one of many factors our compensation committee considers in setting executive compensation. In addition, in January 2011, the compensation committee retained Compensia to provide advisory services with respect to the structure and terms and conditions of our 2011 stock incentive plan. For further information regarding our 2011 stock incentive plan, see “MATTERS TO BE VOTED ON AT THE ANNUAL MEETING — PROPOSAL 2 — APPROVAL OF 2011 STOCK INCENTIVE PLAN” below. In all cases, Compensia was retained only by the compensation committee and does not provide any other consulting services to us, except as described above.

In the future, we expect that our compensation committee will continue to engage an independent compensation consulting firm to provide advice and data regarding our executive compensation and related matters.

Competitive Compensation Benchmarking

We operate in a competitive labor environment, particularly in the geographic areas in which we operate. As such, the compensation committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives. The compensation committee further believes that the comparative framework should be reviewed on an annual basis and revised as necessary to reflect the changing nature of our business and the executive compensation environment.

In establishing executive compensation levels for 2010, the compensation committee engaged Compensia to provide a benchmarking analysis. As part of its engagement, Compensia developed two comparative data sources for analytical purposes. First, Compensia developed, with the assistance and approval of the compensation committee, a peer group comprised solely of U.S.-based publicly traded companies from the software industry with a focus on software as a service businesses that are similar in size to our company based on revenue and market capitalization. We refer to this peer group as the 2010 Peer Group. Second, Compensia reviewed compensation data from a published executive compensation survey consisting of software and other technology companies similar in size to our company. In establishing the 2010 Peer Group, Compensia considered the peer group we used in establishing executive compensation levels for 2009 and suggested revisions based on our industry, growth rates and business model. In particular, Compensia specifically considered the following factors in developing the 2010 Peer Group: software companies, with software as a service companies as a primary focus, and small business/consumer facing companies being an additional consideration; revenue (between approximately $40 million to $150 million, or approximately one-half to two times our revenue); high revenue growth (generally over 30%); market capitalization (between approximately $250 million to $1 billion, or approximately one-half to two times the market capitalization of our company); headcount (generally, between

300 to 600); and location (predominately U.S. east and west coast based). After considering Compensia’s analysis, the compensation committee established the following as the 2010 Peer Group: ArcSight, Inc.; Art Technology Group, Inc.; CyberSource Corporation; DemandTec, Inc.; DivX, Inc.; Double-Take Software, Inc.; Ebix Inc.; Falcon-Software Company, Inc.; Guidance Software, Inc.; LivePerson, Inc.; NetSuite Inc.; SuccessFactors, Inc.; Synchronoss Technologies, Inc.; Taleo Corp. and Vocus, Inc. Once the compensation committee established the 2010 Peer Group, Compensia undertook a process to match our executive positions, which in some cases are not traditional, with those of the companies in the 2010 Peer Group and in the published executive compensation survey.

In establishing executive compensation levels for 2011, the compensation committee again engaged Compensia to provide a benchmarking analysis. Similar to the analysis performed in 2010, Compensia developed two comparative data sources for analytical purposes, a peer group, which we refer to as the 2011 Peer Group, and compensation data from a published executive compensation survey similar to the survey used in 2010. Based on its review of our business, in establishing the 2011 Peer Group, Compensia considered the 2010 Peer Group and suggested revisions based on our industry, growth rates and business model. In particular, Compensia specifically considered the following factors in developing the 2011 Peer Group, which were revised slightly from 2010: software companies, with software as a service companies as a primary focus, and small business/consumer facing companies being an additional consideration; revenue (between approximately $70 million to $280 million, or approximately one-half to two times our revenue); high revenue growth (generally over 20%); market capitalization (between approximately $300 million to $1.2 billion, or approximately one-half to two times the market capitalization of our company); headcount (generally, between 500 and 1,000); and location (predominately U.S. east and west coast based). After considering Compensia’s analysis, the compensation committee established the following as the 2011 Peer Group: ArcSight, Inc.; Art Technology Group, Inc.; comScore, Inc.; CyberSource Corporation; Ebix Inc.; LivePerson, Inc.; LogMein, Inc.; Medidata Solutions, Inc.; NetSuite Inc.; NIC Inc.; OpenTable, Inc.; RightNow Technologies, Inc.; SuccessFactors, Inc.; Synchronoss Technologies, Inc.; Taleo Corp.; The Ultimate Software Group, Inc. and Vocus, Inc. Once the compensation committee established the 2011 Peer Group, Compensia undertook a process to match our executive positions, which in some cases are not traditional, with those of the companies in the 2011 Peer Group and in the published executive compensation survey.

In the future, we expect that our compensation committee will continue to consider benchmarking data as one of many factors when determining base salary and total cash compensation, as well as annual equity incentive awards to executives.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	quarterly or annual cash incentive bonuses and, in exceptional circumstances, discretionary cash bonuses;

•	equity incentive awards, including Time-Based Equity Incentive Awards and Performance-Based Equity Incentive Awards; and

•	benefits and other compensation.

We do not have any formal or informal policy for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee establishes these allocations for each executive officer on an annual basis. Our compensation committee establishes pay positioning targets for base salaries and total cash compensation and, with respect to 2010, total direct compensation, which includes the value of equity, based primarily on benchmarking data as well as the nature of the executive’s role, individual performance, the importance to the company of the individual executive and internal equity considerations among all executive officers. Our compensation committee establishes equity incentive awards based upon benchmarking data, the value of the equity incentive award using the Black-Scholes valuation methodology, which is the methodology we use when determining stock-based compensation expense in our financial statements, the performance of the individual executive, each executive’s equity ownership percentage and the amount of his or her equity ownership that is vested. We believe that the long-term performance of our business is improved through the grant of equity incentive awards so that the interests of our executives are aligned with the creation of value for our stockholders.

In its 2010 executive compensation analysis, the compensation committee determined to review total direct compensation, which consists of total cash compensation and the current value of equity awards. In its 2011 executive compensation analysis, the compensation committee determined to no longer emphasize total direct compensation, primarily because the compensation committee believed it needed more flexibility to establish competitive compensation packages, particularly equity compensation, for our executive officers.

In both 2010 and 2011, the compensation committee reviewed pay positioning targets for each of the components of executive compensation. These targets were as follows:

	2010 Pay	2011 Pay
	Positioning Target	Positioning Target
Compensation Component	(percentile)	(percentile)

Base Salary	50th	50th
Total Cash Compensation	50th to 75th	50th to 75th
Equity Compensation	50th to 75th	50th to 75th
Total Direct Compensation	65th to 75th	N/A

In establishing these pay positioning targets for both 2010 and 2011, the compensation committee determined that our executive compensation program should generally combine market competitive base salaries with market-based to above market-based at-risk compensation that links a substantial portion of overall compensation to our long-term company performance and stockholder value creation. In 2011, the compensation committee revised its perspective on competitive pay positioning data to acknowledge that such data is only designed to serve as a reference. It is not intended to be the compensation committee’s sole reference point and is not used to set the compensation of our executives at specific levels or within specified percentile ranges. Depending upon our performance, the individual performance of an executive and other market factors, the compensation of our executives may be within, below or above the market range for their positions. The compensation committee revised its perspective on competitive pay positioning data primarily because the compensation committee believed it needed more flexibility to establish competitive compensation packages for our executives.

Based on this framework, the compensation committee determined that the total target cash compensation for the following executive officers for 2010 be set as follows: Ms. Goodman, $740,000, Ms. Brezniak, $340,800, Mr. Nault, $322,000 and Mr. Walsh, $340,800. Mr. Grewal’s total target cash compensation for 2010 was $500,000, prorated for the number of days Mr. Grewal worked for us during 2010, pursuant to the offer letter we entered into with Mr. Grewal in May 2010, following approval of the offer letter by the compensation committee. The total cash compensation for each of the named executive officers, other than Messrs. Wasserman, Grewal, Litster and Nault, was slightly above the 50th percentile when compared to the 2010 Peer Group and the executive compensation survey. Mr. Nault’s total cash compensation was slightly below the median. For 2011, the compensation committee determined that the total target cash compensation for the following executive officers be set as follows: Ms. Goodman, $800,000, Ms. Brezniak, $405,000, Mr. Grewal, $500,000, Mr. Litster, $260,000, Mr. Nault, $364,000, and Mr. Walsh, $384,300. The total cash compensation for each of the named executive officers was above the 50th percentile when compared to the 2011 Peer Group and the executive compensation survey. Mr. Litster’s annualized total cash compensation was approved in September 2010 in connection with his promotion to vice president and general manager, event marketing.

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Initial base salaries for our executives have sometimes been set in our offer letter to the executive at the outset of employment, which is the case with all named executive officers. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time, generally annually, in the discretion of our compensation committee, and consistent with our incentive compensation program objectives, base salaries for our executives, together with other components of compensation, are evaluated for adjustment based on an assessment of an executive’s performance and general compensation trends in our industry.

2010 Base Salaries.  In establishing base salaries for our named executive officers other than Messrs. Grewal and Litster for 2010, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by Compensia. For 2010, the base salaries of Ms. Goodman, Ms. Brezniak, Mr. Nault and Mr. Walsh were increased over their 2009 base salaries by approximately 6%, 2%, 5% and 2%, respectively. Mr. Wasserman’s base salary was kept at the 2009 level under the transition agreement we entered into with Mr. Wasserman in December 2009. Our compensation committee determined that Ms. Goodman had another exceptional year in 2009 and noted that Ms. Goodman continued to successfully drive our strategy, vision and growth. It noted that we continued to prosper in the face of significant economic challenges. Our compensation committee determined that because Ms. Goodman’s 2009 base salary was significantly below the median for the 2010 Peer Group and the executive compensation survey it would be increased to $370,000, which placed Ms. Goodman’s base salary just below the median for the 2010 Peer Group and the executive compensation survey. Our compensation committee determined that Ms. Brezniak performed very well in 2009. It noted that Ms. Brezniak led our efforts to commercially launch our event marketing product, was instrumental in integrating members of the senior team, continued to enhance and refine our product roadmap process and led our efforts in enhancing the user experience. As a result of this analysis, our compensation committee determined to increase Ms. Brezniak’s base salary to $235,000, which placed her base salary slightly above the median of the 2010 Peer Group and the executive compensation survey. Our compensation committee determined that Mr. Nault had performed very well in 2009. It noted that he continued to effectively manage our increasingly complex legal affairs as we continued to grow. As a result of this analysis, our compensation committee determined to increase Mr. Nault’s base salary to $230,000, which placed Mr. Nault’s base salary at the median for the 2010 Peer Group and the executive compensation survey. Our compensation committee determined that Mr. Walsh had performed very well in 2009. It noted that he increased his knowledge of our organization and products, contributed to the addition of new members of our senior team, led our revised development model and significantly improved our information technology infrastructure. As a result of this analysis, our compensation committee determined to increase Mr. Walsh’s base salary to $235,000, which placed his base salary slightly above the median of the 2010 Peer Group and the executive compensation survey. Mr. Grewal’s annualized base salary for 2010 of $300,000 was negotiated with him prior to his joining our company and was prorated for the number of days Mr. Grewal worked for us during 2010, pursuant to the offer letter we entered into with Mr. Grewal in May 2010, following approval of the offer letter by the compensation committee. In approving Mr. Grewal’s base salary, the compensation committee considered the nature of his role and related responsibilities, his deep and relevant experience, comparative data provided by Compensia and Mr. Grewal’s compensation with his prior employer. It was the intention of the compensation committee that Mr. Grewal’s base salary would not be reviewed until December 2011. Mr. Litster was elected as an executive officer in September 2010 with responsibility for managing our new business unit related to our event marketing product. At that time, the compensation committee established Mr. Litster’s base salary at $200,000, based primarily on the nature of his role and related responsibilities, comparative data provided by Compensia and internal compensation parity among executives. Prior to his promotion, Mr. Litster’s compensation was not reviewed by the compensation committee. It was the intention of the compensation committee that Mr. Litster’s base salary would not be reviewed until December 2011.

2011 Base Salaries.  In establishing base salaries for our named executive officers for 2011, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by Compensia. For 2011, the base salaries of Ms. Goodman, Ms. Brezniak, Mr. Nault and Mr. Walsh were increased over their 2010 base salaries by approximately 8%, 15%, 13% and 13%, respectively. The year-over-year percentage increases were higher than in previous years largely due to the changing composition of the benchmarking data that reflects the growth and evolving nature of our business. Our compensation committee determined that Ms. Goodman had another excellent year in 2010. In particular, it noted that Ms. Goodman provided critical leadership as we defined our new multi-product roadmap, successfully recruited a new chief financial officer, continued to develop her executive team and led our efforts to develop our strategy around the changing competitive marketplace in which we operate. As a result of this analysis, our compensation committee determined to increase Ms. Goodman’s base salary to $400,000, which placed Ms. Goodman’s base salary just below the median for the 2011 Peer Group and the executive compensation survey. Our compensation committee determined that Ms. Brezniak performed very well in 2010. It noted her leadership of our social media marketing initiatives, her instrumental role in developing our multi-year product strategy and her strong relationships across the organization. As a result of this analysis, our compensation committee determined to increase Ms. Brezniak’s base salary to $270,000, which placed her base salary slightly above the median of the 2011 Peer Group and the executive compensation survey. Our compensation committee determined that Mr. Nault had a very strong 2010. It noted his exemplary service as our interim chief financial officer and his effective management of our legal affairs, including his integration of an additional in-house counsel, and his efforts related to the acquisition of NutshellMail, Inc. As a result of this analysis, our compensation committee determined to increase Mr. Nault’s base salary to $260,000, which placed Mr. Nault’s base salary slightly above the median for the 2011 Peer Group and the executive compensation survey. Our compensation committee determined that Mr. Walsh performed well again in 2010. It noted the strong performance of his operations and internal systems teams, his successes related to uptime software deployments, the migration to a new billing system and the integration of NutshellMail, his focus on driving cost efficiencies and his overall responsiveness to customer issues. As a result of this analysis, our compensation committee determined to increase Mr. Walsh’s base salary to $265,000, which placed his base salary slightly above the median of the 2011 Peer Group and the executive compensation survey. As previously noted, the compensation committee did not adjust the base salaries of Messrs. Grewal and Litster given their short tenures as executive officers.

Cash Incentive Bonuses and Discretionary Bonuses

In each of 2010 and 2011, the compensation committee established a cash incentive bonus plan for our executives, which provides for quarterly or annual cash incentive bonus payments. The cash incentive bonuses are intended to compensate our executives for the achievement of both corporate or business unit targets and individual performance goals. The corporate and business unit targets generally conform to financial or other metrics contained in the internal business plan developed by our management and reviewed and approved by our board of directors. The target amounts payable under the cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate targets, the weighting of various goals for each executive and the formula for determining potential bonus amounts based on achievement of those goals. The compensation committee works with the chief executive officer and the chief financial officer to identify corporate and business unit targets based on board budgets and operating plans. Individual performance goals are necessarily tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Ms. Goodman sets the individual performance goals for each executive (other than herself) at the beginning of the applicable measurement period. At the beginning of 2010, the compensation committee established Ms. Goodman’s annual individual performance goal for 2010 and Ms. Goodman established the annual individual performance goals of our other named executive officers for 2010. In 2011, individual performance goals for all executives other than Ms. Goodman are established and measured quarterly. Ms. Goodman’s cash incentive bonus for 2011 was set by the compensation committee at the beginning of 2011 and incorporates an annual corporate operating target, rather than an individual performance goal.

In establishing individual performance goals for each member of her executive team, Ms. Goodman, in consultation with the executive, typically identifies areas that she believes, require focus and are strategic or important to our company as a whole. The compensation committee conducted a similar analysis when it established Ms. Goodman’s individual performance goal for 2010. The corporate financial and operating targets and individual performance goals are designed to be difficult to fully achieve and we generally do not expect that all of the targets and objectives will be fully achieved in all periods.

2010 Cash Incentive Bonuses.  In December 2009, the compensation committee adopted the 2010 executive cash incentive bonus plan, or the 2010 Bonus Plan, for our executive officers, including our named executive officers. Amounts payable under the 2010 Bonus Plan to our executive officers were calculated as a percentage of the applicable executive officer’s 2010 annual base salary. The 2010 Bonus Plan provided for pro rata quarterly cash incentive bonus payments based on quarterly corporate financial and customer satisfaction targets and an annual bonus payment based on annual individual performance goals, with 80% of the target cash incentive bonus allocated to corporate financial and customer satisfaction targets and 20% of the target cash incentive bonus allocated to individual performance goals. The following table sets forth the target bonus percentage under the 2010 Bonus Plan, as a percentage of 2010 annual base salary, for each of our named executive officers:

Target Bonus
Name	Percentage

Ms. Goodman	100%
Ms. Brezniak	45%
Mr. Grewal(1)	67%
Mr. Litster(2)	30%
Mr. Nault	40%
Mr. Walsh	45%
Mr. Wasserman(3)	40%

(1)	Mr. Grewal’s target cash incentive bonus percentage was established pursuant to the offer letter we entered into with Mr. Grewal in May 2010.

(2)	Mr. Litster participated in the 2010 Bonus Plan effective upon his appointment as an executive officer in September 2010. Prior to that time, Mr. Litster participated in the bonus plan for members of our senior management team, which plan was not submitted to the compensation committee for approval.

(3)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

As described above, the compensation committee determined the total target cash compensation of each named executive officer after reviewing and considering the evaluation prepared by our independent compensation consultant. The compensation committee determined to adjust the target bonus percentages for Ms. Brezniak and Mr. Walsh, as compared to 2009, to bring their total target cash compensation within the desired comparative percentiles.

The quarterly corporate financial and customer satisfaction targets under the 2010 Bonus Plan were based on three corporate metrics: (i) average gross monthly revenue growth, or AMRG, (ii) earnings before interest, taxes, depreciation and amortization and stock-based compensation as a percentage of revenue or Adjusted EBITDA Margin, and (iii) customer satisfaction survey results, or Customer Satisfaction. The quarterly AMRG and Adjusted EBITDA Margin targets were established by the board of directors as part of the budgeting process and approved by the compensation committee on a semi-annual basis. The Customer Satisfaction targets for the 2010 Bonus Plan were established by the compensation committee based on input from our executive team.

The compensation committee determined to include Customer Satisfaction as a new metric in the determination of quarterly cash incentive bonuses for our executive officers under the 2010 Bonus Plan to align executive compensation with our long-standing goal of providing superior customer service, which we believe leads to customer referrals and higher customer retention, and in recognition of the fact that a similar incentive metric would be added to the incentive compensation structure of our senior management team, which consists of approximately 45 of our top senior managers. In addition, the compensation committee determined to incorporate annual, rather than quarterly, individual performance goals for all of our executive officers. The compensation committee changed the individual performance goals from quarterly to annual to ensure that these performance goals remain focused on the long-term strategic priorities of our business.

For all of our named executive officers, 40% of the target cash incentive bonus was allocated to the AMRG metric, 20% of the target cash incentive bonus was allocated to the Adjusted EBITDA Margin metric, and 20% of the target cash incentive bonus was allocated to the Customer Satisfaction metric.

Bonus payments made to an executive related to the AMRG metric were based on the following levels of achievement, as a percentage of the quarterly target AMRG:

	Less												140%
Achievement	than												and
Level	85%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	Greater

Payout Percentage:	0%	60%	73%	87%	100%	113%	127%	140%	153%	167%	180%	193%	200%

Bonus payments for achievement between the levels described in the table above were to be made on a pro rata basis.

Bonus payments were to be made to an executive based on the quarterly Adjusted EBITDA Margin metric if the quarterly Adjusted EBITDA Margin achieved by us was at least equal to one percentage point below the quarterly target Adjusted EBITDA Margin, in which event the executive was to be eligible to receive 95% of the bonus allocated to the Adjusted EBITDA Margin metric. No payment was to be made if the quarterly achievement level was more than one percentage point below the quarterly target Adjusted EBITDA Margin. In the event that the quarterly Adjusted EBITDA Margin achieved by us was one percentage point or more above the quarterly target Adjusted EBITDA Margin, the executive was to be eligible to receive 105% of the bonus allocated to the Adjusted EBITDA Margin metric. Bonus payments for achievement between the two Adjusted EBITDA Margin thresholds were to be made on a pro rata basis.

Our compensation committee believes that these financial targets were appropriately designed to drive revenue growth and to ensure that we met our Adjusted EBITDA Margin projections while incenting executives to work collectively to reinvest excess operating profit into the business.

Bonus payments made to any executive based on the quarterly Customer Satisfaction metric were to be paid at 100% of the target payment if the quarterly Customer Satisfaction target was achieved. For achievement levels below the quarterly Customer Satisfaction target, the bonus payment was to be reduced by 25% for every percentage point of underachievement below the target up to a maximum of three percentage points below the target. No payment was to be made if the quarterly achievement level was more than three percentage points below the quarterly Customer Satisfaction target. For achievement levels above the quarterly Customer Satisfaction target, the bonus payment was to be increased by 25% for every percentage point above the target up to a maximum of four percentage points above the target.

The AMRG targets for each quarter of 2010 were as follows: $325,753 for the first quarter, $377,500 for the second quarter, $229,211 for the third quarter and $384,116 for the fourth quarter. The Adjusted EBITDA Margin targets for each quarter of 2010 were as follows: 7.5% for the first quarter, 9.0% for the second quarter, 17.4% for the third quarter and 15.7% for the fourth quarter. The Customer Satisfaction target ranges for each quarter of 2010 were as follows: 68% to 70% for the first quarter, 69% to 71% for the second quarter, 70% to 72% for the third quarter and 71% to 73% for the fourth quarter.

Ms. Goodman’s annual individual performance goal in 2010 related to her leadership of the development of our multi-year, multi-product strategy. Ms. Brezniak’s annual individual performance goal in 2010 related to the development of our multi-year, multi-product strategy. Mr. Grewal’s annual individual performance goal in 2010 related to the implementation of our integrated business planning process. Mr. Litster’s individual performance goal in 2010 related to the establishment of our event marketing business unit. Mr. Nault’s annual individual performance goal in 2010 related to our corporate development and overall acquisition strategy and processes. Mr. Walsh’s annual individual performance goals in 2010 related to the development of our multi-year, multi-product strategy and our multi-year technology infrastructure and information systems roadmap. Mr. Wasserman, who served as our chief financial officer until his resignation on March 31, 2010, did not have individual performance goals for 2010 due to his planned departure from the company.

The table below reflects for each named executive officer and for each measurement period pursuant to the 2010 Bonus Plan, (i) the 2010 target incentive for each performance-based compensation element, (ii) the 2010 total target incentives, (iii) the actual 2010 incentive payments for each performance-based compensation element based on achievement levels, and (iv) the actual 2010 total incentive payments.

		Target					Actual
		Adjusted	Target				Adjusted	Actual
	Target	EBITDA	Customer	Target	Total	Actual	EBITDA	Customer	Actual	Total
	AMRG	Margin	Satisfaction	MBO(4)(5)	Target	AMRG	Margin	Satisfaction	MBO(4)(5)	Actual
Name	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive

Ms. Goodman:
Q1 2010	$37,000	$18,500	$18,500	—	$74,000	$40,848	$19,425	$9,250	—	$69,523
Q2 2010	$37,000	$18,500	$18,500	—	$74,000	$25,086	$18,500	$18,500	—	$62,086
Q3 2010	$37,000	$18,500	$18,500	—	$74,000	$28,120	$19,314	$13,875	—	$61,309
Q4 2010	$37,000	$18,500	$18,500	$74,000	$148,000	$0	$18,537	$0	$74,000	$92,537
Ms. Brezniak:
Q1 2010	$10,575	$5,288	$5,288	—	$21,151	$11,675	$5,552	$2,644	—	$19,871
Q2 2010	$10,575	$5,288	$5,288	—	$21,151	$7,170	$5,288	$5,288	—	$17,746
Q3 2010	$10,575	$5,288	$5,288	—	$21,151	$8.037	$5,520	$3,966	—	$17,523
Q4 2010	$10,575	$5,288	$5,288	$21,150	$42,301	$0	$5,298	$0	$21,150	$26,448
Mr. Grewal(1):
Q1 2010	—	—	—	—	—	—	—	—	—	—
Q2 2010	—	—	—	—	—	—	—	—	—	—
Q3 2010	$18,913	$9,457	$9,457	—	$37,827	$14,374	$9,873	$7,092	—	$31,339
Q4 2010	$20,000	$10,000	$10,000	$20,000	$60,000	$0	$10,020	$0	$20,000	$30,020
Mr. Litster(2):
Q1 2010	—	—	—	—	—	—	—	—	—	—
Q2 2010	—	—	—	—	—	—	—	—	—	—
Q3 2010	—	—	—	—	—	—	—	—	—	—
Q4 2010	$6,000	$3,000	$3,000	$12,000	$24,000	$0	$3,006	$0	$12,000	$15,006
Mr. Nault:
Q1 2010	$9,200	$4,600	$4,600	—	$18,400	$10,157	$4,830	$2,300	—	$17,287
Q2 2010	$9,200	$4,600	$4,600	—	$18,400	$6,238	$4,600	$4,600	—	$15,438
Q3 2010	$9,200	$4,600	$4,600	—	$18,400	$6,992	$4,802	$3,450	—	$15,244
Q4 2010	$9,200	$4,600	$4,600	$18,400	$36,800	$0	$4,609	$0	$18,400	$23,009
Mr. Walsh:
Q1 2010	$10,575	$5,288	$5,288	—	$21,151	$11,675	$5,552	$2,644	—	$19,871
Q2 2010	$10,575	$5,288	$5,288	—	$21,151	$7,170	$5,288	$5,288	—	$17,746
Q3 2010	$10,575	$5,288	$5,288	—	$21,151	$8.037	$5,520	$3,966	—	$17,523
Q4 2010	$10,575	$5,288	$5,288	$21,150	$42,301	$0	$5,298	$0	$21,150	$26,448
Mr. Wasserman(3):
Q1 2010	$10,000	$5,000	$5,000	$5,000	$25,000	$11,040	$5,250	$2,500	$5,000	$23,790

(1)	Mr. Grewal has served as our executive vice president, chief financial officer and treasurer since July 6, 2010. As a result, incentive payments in the third quarter of 2010 were prorated for the number of days Mr. Grewal worked for us during 2010.

(2)	Mr. Litser did not participate in the 2010 Bonus Plan until the fourth quarter of 2010 following his appointment as our vice president and general manager, event marketing in September 2010. Prior to that time, Mr. Litster participated in our incentive compensation plan for members of our senior management team.

(3)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009. Under the terms of the transition agreement, Mr. Wasserman’s Target MBO Incentive in the first quarter of 2010 was guaranteed.

(4)	MBO = individual performance goal.

(5)	The individual performance goals for 2010 of each of our named executive officers, except Mr. Wasserman, were measured on an annual basis.

In 2010, the total annual bonus payment as a percentage of the total annual target bonus and the total annual bonus payment as a percentage of annual salary for each named executive officer (except Messrs. Grewal, Litster and Wasserman) were as follows: Ms. Goodman (77% and 77%, respectively); Ms. Brezniak (77% and 35%, respectively); Mr. Nault (77% and 31%, respectively); and Mr. Walsh (77% and 35%, respectively). In reviewing these results, our compensation committee believed that these bonus payments were justified by the company performance and the executive officer’s individual performance in 2010 and the goal of using performance targets to reward overachievement and penalize underachievement, particularly as it related to AMRG and Customer Satisfaction, which were below target levels for a portion of the year.

2011 Cash Incentive Bonuses.  In December 2010, the compensation committee adopted the 2011 executive cash incentive bonus plan, or the 2011 Bonus Plan, for our executive officers, including our named executive officers. Amounts payable under the 2011 Bonus Plan to our executive officers are calculated as a percentage of the applicable executive officer’s 2011 annual base salary. The following table sets forth the target bonus percentage under the 2011 Bonus Plan, as a percentage of 2011 annual base salary, for each of our named executive officers:

Target Bonus
Name	Percentage

Ms. Goodman	100%
Ms. Brezniak	50%
Mr. Grewal	67%
Mr. Litster	30%
Mr. Nault	40%
Mr. Walsh	45%

As described above, the compensation committee determined the total target cash compensation of each named executive officer after reviewing and considering the evaluation prepared by our independent compensation consultant. The compensation committee determined to adjust the target bonus percentage for Ms. Brezniak, as compared to 2010, to recognize her strong performance in 2010 and to bring her total target cash compensation within the desired comparative percentiles.

Under the 2011 Bonus Plan, our named executive officers (other than Ms. Goodman and Mr. Litster) are eligible to receive pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial and customer satisfaction targets and the achievement of quarterly individual performance goals, with 80% of the target cash incentive bonus being allocated to the quarterly corporate financial and customer satisfaction targets and 20% of the target cash incentive bonus being allocated to the quarterly individual performance goals. For Ms. Goodman, the 2011 Bonus Plan provides for pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial and customer satisfaction targets and an annual bonus based on the achievement of an annual corporate operating target, with 80% of the target cash incentive bonus being allocated to the quarterly corporate financial and customer satisfaction targets and 20% of the target cash incentive bonus being allocated to the annual corporate operating target. For Mr. Litster, the 2011 Bonus Plan provides for pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial and customer satisfaction targets and the achievement of quarterly individual performance goals and an annual bonus based on the achievement of annual financial and operating targets related to our event marketing business unit, with 45% of the target incentive cash bonus being allocated to the quarterly corporate financial and customer satisfaction targets, 15% of the target incentive cash bonus being allocated to the quarterly individual performance goals and 40% of the target incentive cash bonus being allocated to the annual financial and operating targets related to our event marketing business unit.

The quarterly corporate financial and customer satisfaction targets under the 2011 Bonus Plan are based on three corporate metrics: (i) gross quarterly revenue growth, or QRG, (ii) Adjusted EBITDA Margin, and (iii) Customer Satisfaction. For 2011, the compensation committee determined to replace the AMRG metric with the QRG metric because the compensation committee believes that, given our size and complexity, quarterly revenue growth is a more meaningful and impactful metric than the AMRG metric and it is less sensitive than the AMRG metric to relatively small changes in revenue. The QRG and Adjusted EBITDA Margin targets were established by our board of directors as part of the budgeting process and approved by the compensation committee. The quarterly Customer Satisfaction targets for the 2011 Bonus Plan have been established by the compensation committee with input from the executive team. Our compensation committee believes that these financial targets are appropriately designed to drive revenue growth and to ensure that we meet our Adjusted EBITDA Margin projections while incenting executives to work collectively to reinvest excess operating profit into the business.

For our executive officers (other than Mr. Litster), 40% of the target cash incentive bonus is allocated to the QRG metric, 15% of the target cash incentive bonus is allocated to the Adjusted EBITDA Margin metric and 25% of the target cash incentive bonus is allocated to the Customer Satisfaction metric. For 2011, the compensation committee reduced the percentage attributable to the Adjusted EBITDA Margin metric by five percentage points and increased the percentage attributable to the Customer Satisfaction metric by an equal amount. The compensation committee made this change to emphasize the importance of strong customer satisfaction to the overall success of our business.

Bonus payments to be made to an executive related to the QRG metric will be based on the levels of achievement, as a percentage of the quarterly target QRG, as set forth below. For 2011, the compensation committee increased the leverage for overperformance in order to continue to incent our executive officers to continue to drive revenue growth.

	Less												140%
Achievement	than												and
Level	85%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	Greater

Payout Percentage:	0%	60%	73%	87%	100%	125%	150%	175%	200%	225%	250%	275%	300%

Bonus payments for achievement between the levels described in the table above are made on a pro rata basis.

Bonus payments will be made to any executive based on the quarterly Adjusted EBITDA Margin metric if the quarterly Adjusted EBITDA Margin achieved by us is at least equal to one percentage point below the quarterly target Adjusted EBITDA Margin, in which event the executive will be eligible to receive 95% of the bonus allocated to the Adjusted EBITDA Margin metric. No payment will be made if the quarterly achievement level is more than one percentage point below the quarterly target Adjusted EBITDA Margin. In the event that the quarterly Adjusted EBITDA Margin achieved by us is one percentage point or more above the quarterly target Adjusted EBITDA Margin, the executive will be eligible to receive 105% of the bonus allocated to the Adjusted EBITDA Margin metric. Bonus payments for achievement between the two Adjusted EBITDA Margin thresholds are made on a pro rata basis.

Bonus payments to be made to any executive based on the quarterly Customer Satisfaction metric will be paid at 100% of the target payment if the quarterly Customer Satisfaction target is achieved. For achievement levels below the quarterly Customer Satisfaction target, the bonus payment will be reduced by 25% for every percentage point of underachievement below the target up to a maximum of three percentage points below the target. No payment will be made if the quarterly achievement level is more than three percentage points below the quarterly Customer Satisfaction target. For achievement levels above the quarterly Customer Satisfaction target, the bonus payment will be increased by 25% for every percentage point above the target up to a maximum of four percentage points above the target.

Under the 2011 Bonus Plan, the quarterly individual performance goals for each of the executive officers (other than Ms. Goodman) are established by Ms. Goodman at the beginning of each quarter and are tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. For 2011, the compensation committee determined to incorporate quarterly individual performance goals, rather than annual individual performance goals, for our named executive officers other than Ms. Goodman because the compensation committee believes that quarterly individual performance goals provide Ms. Goodman with more opportunity to influence executive performance as the business develops throughout the year.

For Ms. Goodman, the annual corporate operating target under the 2011 Bonus Plan is based on a unique customer count metric that is designed to reflect our overall growth strategy and multi-product focus. The target was established by our board of directors as part of the budgeting process and approved by the compensation committee. The compensation committee determined to incorporate an annual corporate operating metric based on our multi-product initiatives, rather than individual performance goals, for Ms. Goodman to reflect our long-term focus on continuing to grow our customer base through our multi-product strategy.

For Mr. Litster, the annual financial and operating targets under the 2011 Bonus Plan related to our event marketing business unit are based on two metrics: (i) annual revenue of our event marketing business unit, or EVM BU Revenue and (ii) year-end customer count of our event marketing product, or EVM Customer Count, with 15% of the target incentive cash bonus being allocated to the EVM BU Revenue metric and 25% of the target incentive cash bonus being allocated to the EVM Customer Count metric. The annual EVM BU Revenue and EVM Customer Count targets were established by our board of directors as part of the budgeting process and approved by the compensation committee. The compensation committee determined that it was appropriate to link a substantial portion of Mr. Litster’s incentive compensation to the new business unit that he is managing.

Discretionary Cash Bonuses.  From time to time, the compensation committee awards discretionary cash bonuses to named executive officers in exceptional circumstances. In July 2010, our compensation committee awarded Mr. Nault a one-time discretionary cash bonus of $50,000 to reward Mr. Nault for his service as our interim chief financial officer, in addition to performing his duties as our vice president, general counsel and secretary. In January 2011, our compensation committee awarded a one-time discretionary cash bonus of $30,000 to Ms. Brezniak to reward Ms. Brezniak for her extraordinary performance in the second half of 2010, primarily related to her role in leading our social media marketing initiatives.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. Prior to our initial public offering in October 2007, our employees, including our executives, were eligible to participate in our 1999 stock option/stock issuance plan. Following the completion of our initial public offering, we grant to our employees, including our executives, stock-based awards pursuant to our 2007 stock incentive plan. Under our 2007 stock incentive plan, our employees, including our executives, are eligible to receive grants of stock options, restricted stock awards, restricted stock units and other stock-based equity awards at the discretion of our compensation committee. We believe that our equity award program is critical to our efforts to hire and retain the best people and to maintain a competitive advantage over our current and future competitors. If our stockholders approve our 2011 stock incentive plan at the 2011 Annual Meeting of Stockholders, we will grant future awards under the 2011 stock incentive plan and cease granting awards under our 2007 stock incentive plan. For further information regarding over 2011 stock incentive plan, see “MATTERS TO BE VOTED ON AT THE ANNUAL MEETING — PROPOSAL 2 — APPROVAL OF 2011 STOCK INCENTIVE PLAN” below.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers the grant date fair value of equity awards using the Black-Scholes valuation methodology, the current and projected in-the-money value of existing awards, comparative share ownership of executives in our compensation peer group and executive compensation survey, company performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of Ms. Goodman with respect to her executive team members. We typically make an initial equity award of stock options, restricted stock or restricted stock units to new executives in connection with the start of their employment. Grants of equity awards, including those to executives, are approved by our compensation committee and are granted based on the fair market value of our common stock on the date of grant.

We issue both Time-Based Equity Incentive Awards and Performance-Based Equity Incentive Awards to our executive officers. The Time-Based Equity Incentive Awards vest as to 25% of such awards on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, in each case subject to the continued employment of the executive. This vesting schedule is consistent with the vesting of stock options granted to other employees. Performance-Based Equity Incentive Awards vest upon the achievement of specified corporate financial or operating targets. All stock option awards have an exercise price that is equal to the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on the date of grant, which is the fair market value of our common stock on the date of grant under a policy adopted by our compensation committee.

In December 2009, the compensation committee approved for each of our named executive officers (other than Messrs. Grewal, Litster and Wasserman) Time-Based Equity Incentive Awards in the form of stock options, or Time-Based Stock Options, and Performance-Based Equity Incentive Awards in the form of stock options, or Performance-Based Stock Options. In determining these equity awards for each of the named executive officers, our compensation committee took into account company performance in 2009, which was very strong, the applicable executive’s performance, the retention value of unvested equity awards and the fact that our overall equity incentive pool and the executive incentive pool was each well below those of the companies in the 2010 Peer Group and the benchmarking data prepared by our independent compensation consultant. The compensation committee also considered the grant date fair value of the equity awards using the Black-Scholes valuation methodology and then combined this with 2010 total target cash compensation to determine total target direct compensation. As a result, in December 2009, our compensation committee granted to our named executive officers the Time-Based Stock Options and Performance-Based Stock Options reflected in the following table:

	Time-Based Stock	Performance-Based
Name	Options	Stock Options

Ms. Goodman	150,000	60,000
Ms. Brezniak	47,000	20,000
Mr. Nault	30,000	20,000
Mr. Walsh	47,000	20,000

Each award listed in the table above has a ten-year term and an exercise price of $17.96 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 1, 2009, the date of grant. The Time-Based Stock Options listed in the table above will vest as to 25% of such awards on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, in each case subject to the continued employment of the executive.

The stock option agreements for the Performance-Based Stock Options listed in the table above provide that each such Performance-Based Stock Option was to:

•	expire as to 100% of the shares underlying such Performance-Based Stock Option if we did not achieve 2010 revenue growth over 2009 revenue in excess of a specified “Level I” target percentage (37.5%);

•	expire as to 50% of the shares underlying such Performance-Based Stock Option if we achieved 2010 revenue growth over 2009 revenue in excess of the Level I target percentage, but not in excess of a specified “Level II” target percentage (40%); and

•	not expire as to any of the shares underlying such Performance-Based Stock Option if we achieved 2010 revenue growth over 2009 revenue in excess of the Level II target percentage.

Twenty-five percent of the total shares subject to the unexpired portion of each Performance-Based Stock Option (if any) was to have vested as of December 31, 2010 and the remaining 75% of the shares subject to the unexpired portion of such Performance-Based Stock Option (if any) was to have vested in equal quarterly installments over the succeeding three years, in each case subject to the continued employment of the executive. These Performance-Based Stock Options expired in their entirety and did not vest as to any shares effective as of December 31, 2010 as a result of the 2010 revenue growth targets described above not being achieved.

The effect of the equity awards listed in the table above, except for the Performance-Based Stock Options, was to set 2010 total target direct compensation for our named executive officers at approximately the 75th percentile of the 2010 Peer Group and the executive compensation survey. The compensation committee determined to include Performance-Based Stock Options that vest based on the achievement of extraordinary revenue growth targets to drive revenue growth. This equity-based incentive was designed to complement the AMRG component of our quarterly cash incentive compensation by rewarding over-performance in a manner that our compensation committee believed is aligned with the interests of our stockholders.

In September 2010, in connection with the commencement of Mr. Grewal’s employment with us, the compensation committee approved the following awards for Mr. Grewal:

•	40,000 Time-Based Stock Options, which have a ten-year term and an exercise price of $18.22 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on September 1, 2010, the date of grant, and will vest as to 25% of such award on the first anniversary of the date Mr. Grewal’s employment with us commenced and in equal quarterly installments over the succeeding three years, subject to Mr. Grewal’s continued employment;

•	60,000 Time-Based Equity Incentive Awards in the form of restricted stock units, or Time-Based RSUs, which will vest as to 25% of such award on the first anniversary of the date Mr. Grewal’s employment with us commenced and in equal quarterly installments over the succeeding three years, subject to Mr. Grewal’s continued employment; and

•	20,000 Performance-Based Equity Incentive Awards in the form of restricted stock units, or Performance-Based RSUs, which will vest upon our achievement of a specified annualized revenue run rate target, provided that such target is achieved by December 31, 2014, subject to Mr. Grewal’s continued employment.

In approving Mr. Grewal’s equity incentives, the compensation committee considered the nature of Mr. Grewal’s role and related responsibilities and the comparative data provided by our independent compensation consultant.

In December 2010, the compensation committee approved for each of our named executive officers the Time-Based Stock Options and Time-Based RSUs listed in the table below. In determining these equity awards for each of the named executive officers, our compensation committee took into account company performance in 2010, which was very strong, the applicable executive’s performance and the retention value of unvested equity awards. The compensation committee also considered the grant date fair value of the equity award using the Black-Scholes valuation methodology. Finally, the compensation committee considered a number of factors in comparison to the companies in the 2011 Peer Group and the benchmarking data prepared by our independent compensation consultant, including executive equity grants as a percentage of our issued and outstanding shares of common stock, executive equity grant values as a percentage of our market capitalization, overall cost of executive management, equity granted to our named executive officers as a percentage of total equity granted, the value of equity granted to our named executive officers as a percentage of the total value of all equity granted and annual equity burn rates.

Once the compensation committee determined the appropriate overall equity award for each executive officer (except Mr. Grewal), 50% of the total equity grant would be issued in the form of Time-Based Stock Options and 20% of the total equity grant would be issued in the form of Time-Based RSUs. With respect to the remaining 30% of the total equity grant, the executive officer was given the choice of receiving Time-Based Stock Options or Time-Based RSUs, or some combination of the two, with each Time-Based RSU being counted as three Time-Based Stock Options. As a result, in December 2010, our compensation committee granted to our named executive officers the Time-Based Stock Options and Time-Based RSUs reflected in the table below:

	Time-Based Stock
Name	Options	Time-Based RSUs

Ms. Goodman	144,000	12,000
Ms. Brezniak	37,500	12,500
Mr. Grewal	30,000	—
Mr. Litster(1)	65,000	11,667
Mr. Nault	40,000	3,334
Mr. Walsh	60,000	5,000

(1)	The equity incentive granted to Mr. Litster related to his promotion to vice president and general manager, event marketing. In approving Mr. Litster’s equity incentive, the compensation committee considered the nature of Mr. Litster’s role and related responsibilities and the comparative data provided by Compensia.

Each Time-Based Stock Option listed in the table above has a ten-year term and an exercise price of $27.12 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 3, 2010, the date of grant. The awards listed in the table above will vest as to 25% of such awards on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, in each case subject to the continued employment of the executive.

In January 2011, the compensation committee approved for each of our named executive officers the Performance-Based Stock Options listed in the table below. In determining these equity awards for each of the named executive officers, our compensation committee took into account the comparative data provided by our independent compensation consultant and the “stretch” nature of the performance targets, which will likely make such targets difficult to achieve. As a result, in January 2011, our compensation committee granted to our named executive officers the Performance-Based Stock Options reflected in the table below:

Performance-Based
Name	Stock Options

Ms. Goodman	20,000
Ms. Brezniak	20,000
Mr. Grewal	20,000
Mr. Litster	20,000
Mr. Nault	20,000
Mr. Walsh	20,000

Each Performance-Based Stock Option listed in the table above has a ten-year term (except as described below) and an exercise price of $28.27 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on January 24, 2011, the date of grant.

Under the terms of the stock option agreements for the Performance-Based Stock Options listed above, each Performance-Based Stock Option will vest based on the achievement by us of two specified performance targets based on the number of our unique customers as of a specified measurement date, or Vest Date. The option will vest as of the Vest Date as to:

•	50% of the total number of shares of our common stock subject to such option if we achieve the specified “Level I Target” but not the specified “Level II Target”; and

•	100% of the total number of shares of our common stock subject to such option if we achieve the specified “Level II Target.”

The compensation committee determined to award our executive officers Performance-Based Stock Options that vest based on the achievement of specified unique customer count targets to create an equity-based incentive to drive customer growth. This equity-based incentive is designed to complement the financial and operating performance components of our quarterly cash incentive compensation by rewarding over-performance in a manner that we believe is aligned with the interests of our stockholders.

The compensation committee has adopted a stock option grant policy that applies to all stock option grants, including grants to executives, but excluding automatic annual grants to independent directors. The option grant policy adopted by the compensation committee is as follows:

•	That we will not, and will not have any program, plan or practice to, time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information.

•	That only the compensation committee, in its sole discretion, will be permitted to grant stock options and stock-based awards under our 2007 stock incentive plan or, if approved by our stockholders, our 2011 stock incentive plan.

•	That all grants of stock options and stock-based awards under our 2007 stock incentive plan or, if approved by our stockholders, or 2011 stock incentive plan, including grants to new employees, will be made during the first business week of the third month of the calendar quarter.

•	That the exercise price of all stock options and stock-based awards shall equal the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on the grant date.

•	That the compensation committee will meet telephonically or in person during the first business week of the third month of the calendar quarter to approve grants of stock options and stock-based awards.

•	That, to the extent practical, each quarterly meeting date will be tentatively set at the prior quarter’s meeting.

•	That the compensation committee will not take action by written consent with respect to the grant of stock options and stock-based awards.

The compensation committee has made one exception to this policy since it was adopted in 2007. In January 2011, the compensation committee held a special meeting to consider and grant to executive officers the Performance-Based Stock Options described above. Given the timing of our 2011 budgeting process, the compensation committee was not able to take action on this matter at its regularly scheduled meeting in December 2010.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, including a company contribution match component, an employee assistance program, maternity and paternity leave plans and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we pay for parking for our executive officers.

Severance and Change of Control Benefits

In December 2010, we entered into new executive severance agreements with each of our executive officers other than Mr. Wasserman, which superseded our prior severance arrangements with our executive officers. These agreements provide, in general, that in the event the executive’s employment with us is terminated by us without “cause” or by the executive for “good reason”, the executive will be entitled to a severance benefit equal to 12 months’ base salary plus health insurance benefits during such 12-month period. As defined in the executive severance agreements:

•	“cause” means (a) the executive’s willful misconduct, (b) the executive’s material failure to perform the executive’s reasonably assigned duties and responsibilities to us, (c) any breach by the executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between us and the executive or any of our written policies or procedures, including, but not limited to, our code of business conduct and ethics and our written policies and procedures regarding sexual harassment, computer access and insider trading, or (d) the executive’s conviction of, or plea of guilty or nolo contendere to, any felony or, with respect to the executive’s employment, any misdemeanor that is materially injurious to us; and

•	“good reason” means (a) a material diminution in the executive’s authority, duties or responsibilities, as in effect as of the effective date of the applicable executive severance agreement; (b) a material diminution in the executive’s base salary as in effect on the effective date of the applicable executive severance agreement or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all of our executive officers to a comparable extent; (c) a material change by us in the geographic location at which the executive performs the executive’s principal duties for us; or (d) any action or inaction by us that constitutes a material breach of the applicable executive severance agreement.

Mr. Grewal’s executive severance agreement provides that no act or failure to act by Mr. Grewal shall be considered willful unless it is done, or omitted to be done, in bad faith or without a reasonable belief by Mr. Grewal that Mr. Grewal’s actions or omissions were in our best interests.

In addition to the severance benefits described above, the agreements governing our equity incentive awards with each of our executive officers provide for acceleration in connection with a change of control, as described below:

•	The agreements governing our Time-Based Equity Incentive Awards and Performance-Based RSUs provide that, in the event of a change of control, 50% of the then outstanding and unvested portion of such awards shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining outstanding and unvested portion of the award shall become vested.

•	The agreements governing the Performance-Based Stock Options granted to our executive officers in January 2011 provide that, if a change of control closes prior to the vest date, then, immediately prior to such change of control, such Performance-Based Stock Options shall vest as to 50% of the shares subject to such awards as of immediately prior to such change of control and terminate and expire as to the balance of such shares.

•	The agreements governing the Performance-Based Stock Options granted to our executive officers in December 2009 provide that, in the event of a change of control, 50% of the then unvested and unexpired portion of such awards shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining unvested and unexpired portion of such award shall become vested. These options expired in their entirety effective as of December 31, 2010 because the performance conditions were not satisfied.

For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities).

We believe that having in place reasonable and competitive executive severance arrangements is essential to attracting and retaining highly-qualified executives. After reviewing the practices of companies represented in our peer group and in software as a service companies generally, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives by the companies in the peer group companies. While we do not believe that the provisions of a severance package would be a determinative factor in an executive’s decision to join us, the absence of such package would present a competitive disadvantage in the market for talented executives.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, in “— Potential Payments Upon Termination or Change of Control” below. Our compensation committee believes that our severance and change of control benefits are reasonable and generally consistent with severance packages offered to executives at similarly situated companies.

In December 2009, we entered into a transition agreement, or the Transition Agreement, with Mr. Wasserman regarding Mr. Wasserman’s resignation as our vice president and chief financial officer and continued employment with us for a transition period. Pursuant to the Transition Agreement, Mr. Wasserman remained employed as our vice president and chief financial officer until his resignation on March 31, 2010, or the Resignation Date. During this transition period, Mr. Wasserman continued performing the duties and responsibilities customary and consistent with his position and continued reporting to our president and chief executive officer. During the transition period, Mr. Wasserman received the same base salary, fringe benefits and stock option vesting to which he was entitled immediately prior to the execution of the Transition Agreement. Mr. Wasserman also received a quarterly cash incentive bonus under the 2010 Bonus Plan, pro rated for the actual number of days during 2010 for which he was employed until the Resignation Date. Under the terms of the Transition Agreement, we paid Mr. Wasserman a severance payment of $175,000 in 12 semi-monthly payments in accordance with our normal payroll policies and procedures and less all applicable taxes and withholdings. In connection with this severance payment, Mr. Wasserman executed a release of claims agreement. We also made a matching contribution under our 401(k) plan on Mr. Wasserman’s behalf in the amount of $4,862 and paid for parking in the aggregate amount of $276 in 2010 with respect to Mr. Wasserman’s employment with us through the Resignation Date. We also paid the company portion of Mr. Wasserman’s monthly health insurance premium in the amount of $11,824. If Mr. Wasserman had not been employed full-time as the chief financial officer or similar such position or functional equivalent with another employer within six months of the Resignation Date, under the terms of the Transition Agreement, he would have been entitled to receive additional severance payments up to $175,000 to be paid in semi-monthly payments in accordance with our normal payroll policies and procedures and less all applicable taxes and withholdings. Because Mr. Wasserman accepted full-time employment as a chief financial officer with another employer prior to the end of such six-month period, Mr. Wasserman was not entitled to such additional severance payments. During Mr. Wasserman’s employment pursuant to the Transition Agreement, any outstanding, unvested options or restricted stock awarded under the terms of any option award or restricted stock agreements previously entered into by Mr. Wasserman and us continued to vest in accordance with the terms of the applicable agreement and related documents. There was no acceleration of vesting in connection with the Transition Agreement.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three most highly compensated officers (other than the chief executive officer and the chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our president and chief executive officer, each person who served as our chief financial officer during 2010 and each of our three other most highly compensated executive officers during 2010. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)	($)

Gail F. Goodman	2010	$370,000	—	$325,440	$2,008,152	$285,455	$10,904	$2,999,951
President and Chief Executive	2009	$350,000	—	—	$1,447,305	$340,522	$10,898	$2,148,725
Officer	2008	$350,000	—	—	$1,259,073	$219,467	$7,968	$1,836,508
Harpreet S. Grewal(1)	2010	$146,591	—	$1,093,200	$787,225	$61,359	$552	$2,088,927
Executive Vice President,
Chief Financial Officer and Treasurer
Robert P. Nault(2)	2010	$230,000	$50,000	$90,418	$557,820	$70,978	$10,904	$1,010,120
Vice President, General	2009	$220,008	—	—	$289,461	$88,506	$10,898	$608,873
Counsel and Secretary	2008	$210,000	—	—	$287,600	$99,186	$7,968	$604,754
Steven R. Wasserman(3)	2010	$62,500	—	—	—	$23,790	$180,138	$266,428
Vice President and Chief	2009	$250,000	—	—	—	$101,100	$10,898	$361,998
Financial Officer	2008	$250,000	—	—	$485,642	$103,909	$7,968	$847,519
Ellen M. Brezniak	2010	$235,000	$30,000	$339,000	$522,956	$81,588	$10,904	$1,219,448
Senior Vice President, Product	2009	$230,000	—	—	$453,489	$92,322	$10,898	$786,709
Strategy	2008	$200,000	—	—	$467,656	$82,655	$7,968	$758,279
Christopher M. Litster(4)	2010	$179,201	—	$316,409	$1,040,658	$39,381	$9,245	$1,584,894
Vice President and General Manager, Event Marketing
John J. Walsh, Jr.	2010	$235,000	—	$135,600	$836,730	$81,588	$10,904	$1,299,822
Senior Vice President,	2009	$230,000	—	—	$453,489	$92,598	$10,898	$786,985
Engineering and Operations

(1)	Mr. Grewal commenced his employment with us and became our executive vice president, chief financial officer and treasurer on July 6, 2010.

(2)	Mr. Nault, who is our vice president, general counsel and secretary, served as our interim chief financial officer from March 31, 2010 to July 6, 2010.

(3)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

(4)	Mr. Litster become an executive officer in September 2010 when he was appointed vice president and general manager, event marketing.

(5)	The amounts shown in this column represent discretionary cash bonuses awarded to our named executive officers for performance in 2010.

(6)	The amounts shown in this column represent the grant date fair value of restricted stock unit awards granted to our named executive officers in 2010, calculated in accordance with SEC rules. For each of our named executive officers other than Mr. Grewal, these restricted stock unit awards consisted solely of Time-Based RSUs. Mr. Grewal’s restricted stock unit awards consisted of both Time-Based RSUs and Performance-Based RSUs. The grant date fair value of the Performance-Based RSUs included in this column for Mr. Grewal is $0 because we have determined based on applicable accounting guidance that satisfaction of the performance conditions is not probable. The grant date fair value of the Performance-Based RSUs granted to Mr. Grewal, assuming satisfaction of all performance conditions, would be $364,400. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2010. The individual awards reflected in the summary compensation table for 2010 are further described below in the table “2010 Grants of Plan-Based Awards.”

(7)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in 2008, 2009 and 2010, calculated in accordance with SEC rules. For 2008, these option awards consisted solely of Time-Based Stock Options. For 2009, the options awarded to Ms. Goodman, Mr. Nault, Ms. Brezniak and Mr. Walsh consisted of both Time-Based Stock Options and Performance-Based Stock Options. The grant date fair value of the Performance-Based Stock Options included in this column is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The maximum value of these Performance-Based Stock Options, assuming satisfaction of all performance conditions, would have been $579,000 for Ms. Goodman and $193,000 for each of Ms. Brezniak and Messrs. Nault and Walsh. The Performance-Based Stock Options granted in 2009 expired in their entirety effective as of December 31, 2010 as a result of the performance targets not being achieved. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2008, 2009 and 2010. The individual awards reflected in the summary compensation table for 2010 are further described below in the table “2010 Grants of Plan-Based Awards.”

(8)	For 2010, the amounts shown were paid during 2010 and in early 2011 to each of the named executive officers for the achievement in 2010 of specified performance objectives under our 2010 Executive Cash Incentive Bonus Plan. For 2009, the amounts shown were paid during 2009 and in February 2010 to each of the named executive officers other than Messrs. Grewal and Litster for the achievement in 2009 of specified performance objectives under our 2009 Executive Cash Incentive Bonus Plan. For 2008, the amounts shown were paid during 2008 and in February 2009 to each of the named executive officers other than Messrs. Grewal, Litster and Walsh for the achievement in 2008 of specified performance objectives under our 2008 Executive Cash Incentive Bonus Plan.

(9)	For Ms. Goodman, Mr. Nault, Ms. Brezniak and Mr. Walsh, amounts shown reflect life insurance premiums and parking costs paid by us in each of 2008 (except Mr. Walsh), 2009 and 2010 and company matching contributions under our 401(k) plan in 2008 (except Mr. Walsh), 2009 and 2010 of $6,900, $9,800 and $9,800, respectively. For Mr. Grewal, amounts shown reflect life insurance premiums and parking costs paid by us in 2010. For Mr. Litster, amounts shown reflect life insurance premiums and parking costs paid by us and a company matching contribution under our 401(k) plan in 2010 of $8,141. For Mr. Wasserman in 2010, amounts shown reflect severance payments of $175,000, a matching contribution under our 401(k) plan of $4,862 and life insurance premiums and parking costs paid by us pursuant to the transition agreement we entered into with Mr. Wasserman in December 2009. For Mr. Wasserman in 2008 and 2009, amounts shown reflect life insurance premiums and parking costs paid by us and company matching contributions under our 401(k) plan of $6,900 and $9,800, respectively.

2010 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during or for the year ended December 31, 2010.

								All Other
								Stock	All Other
								Awards:	Option		Grant Date
								Number of	Awards:	Exercise or	Fair Value
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Number of	Base Price of	of Stock and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Underlying	Awards	Awards
Name	Date	($)	($)(5)	($)(5)	(#)	(#)(6)	(#)	(#)(7)	Options (#)(8)	($/share)(9)	($)(10)

Gail F. Goodman	—	—	$370,000	$595,700	—	—	—	—	—	—	—
	12/3/2010	—	—	—	—	—	—	12,000	—	—	$325,440
	12/3/2010	—	—	—	—	—	—	—	144,000	$27.12	$2,008,152

Harpreet S. Grewal(1)	—	—	$97,827	157,170	—	—	—	—	—	—	—
	9/1/2010				—	20,000	—	—	—	—	$—
	9/1/2010	—	—	—	—	—	—	60,000	—	—	$1,093,200
	9/1/2010	—	—	—	—	—	—	—	40,000	$18.22	$368,860
	12/3/2010	—	—	—	—	—	—	—	30,000	$27.12	$418,365

Robert P. Nault(2)	—	—	$92,000	$148,120	—	—	—	—	—	—	—
	12/3/2010	—	—	—	—	—	—	3,334	—	—	$90,418
	12/3/2010	—	—	—	—	—	—	—	40,000	$27.12	$557,820

Steven R. Wasserman(3)	—	—	$25,000	40,250	—	—	—	—	—	—	—

Ellen M. Brezniak	—	—	$105,750	$170,260	—	—	—	—	—	—	—
	12/3/2010	—	—	—	—	—	—	12,500	—	—	$339,000
	12/3/2010	—	—	—	—	—	—	—	37,500	$27.12	$522,956

Christopher M. Litster(4)	—	—	$24,000	33,150	—	—	—	—	—	—	—
	3/1/2010	—	—	—	—	—	—	—	6,000	$19.02	$60,428
	9/1/2010	—	—	—	—	—	—	—	8,000	$18.22	$73,772
	12/3/2010	—	—	—	—	—	—	11,667	—	—	$316,409
	12/3/2010	—	—	—	—	—	—	—	65,000	$27.12	$906,458

John J. Walsh, Jr.	—	—	$105,750	$170,260	—	—	—	—	—	—	—
	12/3/2010	—	—	—	—	—	—	5,000	—	—	$135,600
	12/3/2010	—	—	—	—	—	—	—	60,000	$27.12	$836,730

(1)	Mr. Grewal commenced his employment with us and became our executive vice president, chief financial officer and treasurer on July 6, 2010.

(2)	Mr. Nault, who is our vice president, general counsel and secretary, served as our interim chief financial officer from March 31, 2010 to July 6, 2010.

(3)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

(4)	Mr. Litster become an executive officer in September 2010 when he was appointed vice president and general manager, event marketing.

(5)	Our 2010 Bonus Plan was approved by the compensation committee of the board of directors in December 2009. Mr. Grewal’s target cash incentive bonus was determined pursuant the offer letter we entered into with Mr. Grewal in May 2010. The target cash incentive bonuses for our other named executive officers were determined in December 2009 in conjunction with the approval of the 2010 Bonus Plan. Payouts to our named executive officers, including Mr. Grewal, under the 2010 Bonus Plan were contingent upon the achievement of quarterly corporate financial and operating targets, comprising AMRG, Adjusted EBITDA Margin and Customer Satisfaction targets, and annual individual performance goals, with 80% of the target cash incentive bonus allocated to the quarterly corporate financial and operating targets and 20% of the target cash incentive bonus allocated to the annual individual performance goals. The amounts shown in the target column reflect the target amount payable under the 2010 Bonus Plan. The amounts shown in the maximum column reflect the maximum bonus payable under the

2010 Bonus Plan. The bonus payments to Mr. Grewal, whose employment with us commenced on July 6, 2010, were prorated for the number of days Mr. Grewal worked for us during 2010. The actual amounts paid to our named executive officers (including Messrs. Grewal and Litster) are reflected in the Summary Compensation Table above, except that the bonus payments to Mr. Litster reflect bonus payments to him under the 2010 Bonus Plan and under his previous bonus arrangement. Mr. Wasserman only participated in the 2010 Bonus Plan in the first quarter of 2010. Mr. Litster only participated in the 2010 Bonus Plan in the fourth quarter of 2010 and was eligible for the annual individual performance bonus.

(6)	Consists of Performance-Based RSUs granted to Mr. Grewal in connection with the commencement of his employment with us on July 6, 2010. The Performance-Based RSUs will vest in their entirety upon our achievement of a specified annualized revenue run rate target, provided that such target is achieved by December 31, 2014, subject to Mr. Grewal’s continued employment with us. Prior to vesting, Mr. Grewal is not entitled to dividends or dividend equivalents with respect to the shares of common stock underlying these Performance-Based RSUs.

(7)	Consists of Time-Based RSUs. Twenty five percent of these Time-Based RSUs vest on the first anniversary of the grant date (or hire date in the case of awards granted at the time the executive commenced employment) and the remaining 75% of the shares underlying these Time-Based RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer. Prior to vesting, holders of these Time-Based RSUs are not entitled to dividends or dividend equivalents with respect to the shares of common stock underlying these Time-Based RSUs.

(8)	Consists of Time-Based Stock Options. Twenty-five percent of these Time-Based Stock Options vest on the first anniversary of the grant date (or hire date in the case of awards granted at the time the executive commenced employment) and the remaining 75% of the shares underlying these Time-Based Stock Options vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(9)	Reflects the fair market value of one share of our common stock on the date of grant. For option grants to the named executive officers in 2010, the compensation committee determined that the fair market value of our common stock on the date of grant was equal to the last sale, or closing, price of our common stock on the NASDAQ Global Market on the date of grant.

(10)	Represents the grant date fair value of stock option or restricted stock unit awards granted to our named executive officers in 2010, calculated in accordance with SEC rules. For each of our named executive officers other than Mr. Grewal, these restricted stock unit awards consisted solely of Time-Based RSUs. Mr. Grewal’s restricted stock unit awards consisted of both Time-Based RSUs and Performance-Based RSUs. The grant date fair value of the Performance-Based RSUs included in this column for Mr. Grewal is $0 because we have determined based on applicable accounting guidance that satisfaction of the performance conditions is not probable. The grant date value of the Performance-Based RSUs granted to Mr. Grewal, assuming satisfaction of all performance conditions, would be $364,400. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2010.

2010 Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding option awards held by our named executive officers at December 31, 2010.

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market or
									Plan	Payout
									Awards:	Value of
									Number of	Unearned
		Number of	Number of				Number of	Market	Unearned	Shares,
		Securities	Securities				Shares or	Value of	Shares, Units	Units or
		Underlying	Underlying				Units of	Shares or	or Other	Other
		Unexercised	Unexercised		Option		Stock That	Units of Stock	Rights That	Rights That
		Options	Options		Exercise	Option	Have Not	That Have Not	Have Not	Have Not
	Grant	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name(1)	Date	Exercisable	Unexercisable		($)	Date	(#)	($)	(#)	($)

Gail F. Goodman	10/23/2003	33,738	—		$0.04	10/23/2013	—	—	—	—
	2/10/2005	105,834	—		$0.06	2/10/2015	—	—	—	—
	2/9/2006	13,000	—		$1.09	2/9/2016	—	—	—	—
	12/7/2006	117,000	—		$3.05	12/7/2016	—	—	—	—
	12/6/2007	48,750	16,250	(5)	$22.27	12/6/2017	—	—	—	—
	12/4/2008	87,500	87,500	(5)	$13.68	12/4/2018	—	—	—	—
	12/1/2009	37,500	112,500	(5)	$17.96	12/1/2019	—	—	—	—
	12/3/2010	—	144,000	(5)	$27.12	12/3/2020	—	—	—	—
	12/3/2010	—	—		—	—	12,000 (6)	$371,880 (7)	—	—
Harpreet S. Grewal(2)	9/1/2010	—	40,000	(5)	$18.22	9/1/2020	—	—	—	—
	9/1/2010	—	—		—	—	60,000 (6)	$1,859,400 (7)	—	—
	9/1/2010	—	—		—	—	—	—	20,000 (8)	$619,800 (7)
	12/3/2010	—	30,000	(5)	$27.12	12/3/2020	—	—	—	—
Robert P. Nault(3)	3/2/2007	93,594	6,906	(5)	$4.12		—	—	—	—
	12/6/2007	33,750	11,250	(5)	$22.27	12/6/2017	—	—	—	—
	12/4/2008	20,000	20,000	(5)	$13.68	12/4/2018	—	—	—	—
	12/1/2009	7,500	20,620	(5)	$17.96	12/1/2019	—	—	—	—
	12/3/2010	—	40,000	(5)	$27.12	12/3/2020	—	—	—	—
	12/3/2010	—	—		—	—	3,334 (6)	$103,321 (7)	—	—
Ellen M. Brezniak	9/20/2006	99,891	—		$2.68	9/20/2016	—	—	—	—
	12/6/2007	33,750	11,250	(5)	$22.27	12/6/2017	—	—	—	—
	12/4/2008	32,500	48,750	(5)	$13.68	12/4/2018	—	—	—	—
	12/1/2009	11,750	33,370	(5)	$17.96	12/1/2019	—	—	—	—
	12/3/2010	—	37,500	(5)	$27.12	12/3/2020	—	—	—	—
	12/3/2010	—	—		—	—	12,500 (6)	$387,375 (7)	—	—
Christopher M. Litster(4)	2/9/2006	2,950	—		$1.09	2/9/2016	—	—	—	—
	6/5/2007	2,844	406	(5)	$6.89	6/5/2017	—	—	—	—
	3/3/2008	2,613	1,187	(5)	$18.79	3/3/2018	—	—	—	—
	9/3/2008	1,125	875	(5)	$17.71	9/3/2018	—	—	—	—
	3/3/2009	2,625	4,375	(5)	$13.00	3/3/2019	—	—	—	—
	3/1/2010	—	6,000	(5)	$19.02	3/1/2020	—	—	—	—
	9/1/2010	—	8,000	(5)	$18.22	9/1/2020	—	—	—	—
	12/3/2010	—	65,000	(5)	$27.12	12/3/2020	—	—	—	—
	12/3/2010	—	—		—	—	11,667 (6)	$361,560 (7)	—	—
John J. Walsh, Jr.	12/4/2008	40,000	50,000	(5)	$13.68	12/4/2018	—	—	—	—
	12/1/2009	11,750	35,250	(5)	$17.96	12/1/2019	—	—	—	—
	12/3/2010	—	60,000	(5)	$27.12	12/3/2020	—	—	—	—
	12/3/2010	—	—		—	—	5,000 (6)	$154,950 (7)	—	—

(1)	As of December 31, 2010, Mr. Wasserman, who served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009, did not hold any outstanding stock options or unvested stock awards.

(2)	Mr. Grewal commenced his employment with us and became our executive vice president, chief financial officer and treasurer on July 6, 2010.

(3)	Mr. Nault, who is our vice president, general counsel and secretary, served as our interim chief financial officer from March 31, 2010 to July 6, 2010.

(4)	Mr. Litster became an executive officer in September 2010 when he was appointed vice president and general manager, event marketing.

(5)	Consists of Time-Based Stock Options. Twenty-five percent of the shares underlying this Time-Based Stock Option vest on the first anniversary of the grant date (or hire date in the case of options granted at the time the executive commenced employment) and the remaining 75% of the shares underlying this Time-Based Stock Option vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(6)	Consists of Time-Based RSUs. Twenty-five percent of the these Time-Based RSUs vest on the first anniversary of the grant date (or hire date in the case of options granted at the time the executive commenced employment) and the remaining 75% of these Time-Based RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(7)	Amount shown is based on market value per share of our common stock of $30.99, which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2010.

(8)	Consists of Performance-Based RSUs. These Performance-Based RSUs will vest in their entirety upon our achievement of a specified annualized revenue run rate target, provided that such target is achieved by December 31, 2014, subject to Mr. Grewal’s continued employment.

2010 Option Exercises

The following table sets forth information regarding options exercised by our named executive officers during the year ended December 31, 2010.

	Option Awards
	Number of
	Shares	Value Realized
	Acquired on	on Exercise
Name	Exercise (#)	($)(1)

Gail F. Goodman	—	—
Harpreet S. Grewal	—	—
Robert P. Nault	10,000	$218,000
Steven R. Wasserman	78,094	$663,983
Ellen M. Brezniak	12,500	$281,275
Christopher M. Litster	4,250	$103,925
John J. Walsh, Jr.	10,000	$105,700

(1)	The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the market price of our common stock at the time of exercise.

Employment and Other Agreements

We have entered into with each of our named executive officers offer letters that provide for at-will employment of the executive. These offer letters typically specify the named executive officer’s initial base salary and target bonus, the amount and terms of their initial equity incentive awards and the terms of their severance and benefits upon a change of control, if any. As a condition to their employment, each named executive officer also enters into a non-competition, non-disclosure and non-solicitation agreement, pursuant to which each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after his or her employment ends, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

In December 2010, we entered into new executive severance agreements with each of our named executive officers other than Mr. Wasserman, which superseded our prior severance arrangements with our named executive officers. For a description of these executive severance agreements, see “— Compensation Discussion and Analysis — Severance and Change of Control Benefits” above.

In December 2009, we entered into the Transition Agreement with Mr. Wasserman regarding Mr. Wasserman’s resignation as our vice president and chief financial officer and continued employment with us for a transition period until his resignation on March 31, 2010. For a description of the Transition Agreement, see “— Compensation Discussion and Analysis — Severance and Change of Control Benefits” above.

Potential Payments Upon Termination or Change of Control

In addition to the severance benefits described above, the agreements governing our equity incentive awards with each of our executive officers provide for acceleration in connection with a change of control, as described below:

•	The agreements governing our Time-Based Equity Incentive Awards and Performance-Based RSUs provide that, in the event of a change of control, 50% of the then outstanding and unvested portion of such awards shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining outstanding and unvested portion of the award shall become vested.

•	The agreements governing the Performance-Based Stock Options granted to our executive officers in January 2011 provide that, if a change of control closes prior to the Vest Date, then, immediately prior to such change of control, such Performance-Based Stock Options shall vest as to 50% of the shares subject to such awards as of immediately prior to such change of control and terminate and expire as to the balance of such shares.

•	The agreements governing the Performance-Based Stock Options granted to our executive officers in December 2009 provide that, in the event of a change of control, 50% of the then unvested and unexpired portion of such awards shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining unvested and unexpired portion of such award shall become vested. These options expired in their entirety effective as of December 31, 2010 because the performance conditions were not satisfied.

For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities).

The table below shows the benefits potentially payable to each of our named executive officers, other than Mr. Wasserman, if his or her employment was terminated by us without cause or by the executive for good reason, if there was a change of control of our company, and if he or she was terminated upon a change of control. These amounts are calculated on the assumption that the employment termination and change of control both took place on December 31, 2010. As discussed above, in December 2009, we entered into the Transition Agreement with Mr. Wasserman regarding Mr. Wasserman’s resignation as our vice president and chief financial officer and continued employment with us for a transition period until his resignation on

March 31, 2010. For a description of the Transition Agreement, see “— Compensation Discussion and Analysis — Severance and Change of Control Benefits” above.

	Benefits Payable Upon		Benefits Payable	Additional Benefits Payable Upon
	Termination Without Cause/Good Reason		Upon a Change	Termination Within 12 Months of
	Severance	Medical/	of Control	a Change of Control
Name	Payments	Dental(1)	Equity Benefits(2)	Equity Benefits(3)

Gail F. Goodman	$400,000	$12,060	$2,025,681	$2,025,681
Harpreet S. Grewal	$300,000	$17,112	$1,686,100	$1,686,100
Robert P. Nault	$260,000	$17,112	$572,000	$572,000
Ellen M. Brezniak	$270,000	$5,712	$954,638	$954,638
Christopher M. Litster	$200,000	$14,472	$306,540	$306,540
John J. Walsh, Jr.	$265,000	$14,472	$836,434	$836,434

(1)	Calculated based on the estimated cost to us of providing these benefits.

(2)	This amount is equal to the sum of:

• the number of restricted stock units that would vest, assuming a change of control on December 31, 2010, multiplied by $30.99 (which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2010), plus

• the number of option shares that would vest, assuming a December 31, 2010 change of control, multiplied by the excess of $30.99 over the exercise price of the option.

(3)	This amount is equal to the sum of:

• the number of restricted stock units that would vest, assuming a change of control and termination of employment, multiplied by $30.99 (which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 31, 2010), plus

• the number of option shares that would vest, assuming a December 31, 2010 change of control and termination of employment, multiplied by the excess of $30.99 over the exercise price of the option.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The compensation committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	cash incentive awards provide balanced objectives and are capped by the compensation committee to discourage excessive risk taking; and

•	long-term equity incentive awards discourage excessive risk taking, which we believe encourages our executives to consider the long-term interests of our company and reduces the likelihood that executives will take excessive short-term risks.

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include certain subjective considerations, which restrain the influence of purely formulaic factors that could contribute to excessive risk taking.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for breach of fiduciary duty of care as a director. Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	any unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limitation of liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our restated certificate of incorporation are not exclusive. In addition to the indemnification provided for in our restated certificate of incorporation we have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. Any Rule 10b5-1 Plan adopted by a director or officer must comply with the requirements of Rule 10b5-1 under the Exchange Act and our insider trading policy. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan, provided they are in compliance with our insider trading policy, which includes not being in possession of material, nonpublic information.

Securities Authorized for Issuance under our Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of December 31, 2010, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Number of Shares
Remaining Available
for Future Issuance
	Number of Shares to			under Equity
	be Issued upon			Compensation Plans
	Exercise of		Weighted Average	(Excluding Shares
	Outstanding Options		Exercise Price of	Reflected in
	and Rights		Outstanding Options	(Column A)
Plan Category	(Column A)		(Column B)	(Column C)(1)

Equity compensation plans that have been approved by our stockholders	4,403,409	(2)(3)	$15.58	546,265	(4)
Equity compensation plans that have not been approved by our stockholders	—		—	—
Total	4,403,409	(3)		546,265	(4)

(1)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2010, all of the shares available for grant under our 2007 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights and other stock-based awards.

(2)	Represents 4,403,409 shares to be issued upon exercise of outstanding options under our 1999 stock option/stock issuance plan and 2007 stock incentive plan as of December 31, 2010. Our 2007 stock incentive plan became effective on October 9, 2007, and we no longer grant awards under our 1999 stock option/stock issuance plan. If our stockholders approve our 2011 stock incentive plan at the 2011 Annual Meeting of Stockholders, we will cease granting awards under our 2007 stock incentive plan. As of March 23, 2011, we had 4,993,293 outstanding options to purchase shares of common stock under our 1999 stock option/stock issuance plan and 2007 stock incentive plan, the weighted average exercise price of all such options was $17.78, and the weighted average remaining term was 8.07 years. As of March 23, 2011, there were 72,348 shares of restricted stock and 195,604 restricted stock units outstanding under our 1999 stock option/stock issuance plan and 2007 stock incentive plan. For further information regarding our 2011 stock incentive plan, see “MATTERS TO BE VOTED ON AT THE ANNUAL MEETING — PROPOSAL 2 — APPROVAL OF 2011 STOCK INCENTIVE PLAN” below.

(3)	Does not include 157,669 restricted stock units outstanding as of December 31, 2010.

(4)	Includes 315,916 shares issuable under our 2007 stock incentive plan. Under our 2007 stock incentive plan, the number of shares issuable automatically increases every January 1 until the second day of 2017 by an amount equal to the lowest of (i) 700,000 shares of common stock, (ii) 5% of the aggregate number of shares of common stock outstanding on that date and (iii) an amount determined by our board of directors. If our stockholders approve our 2011 stock incentive plan, there will be no additional annual automatic increase of shares available to us, unless approved by our stockholders. Also includes 230,349 shares issuable under our 2007 employee stock purchase plan.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class I directors, whose terms expire at the 2011 Annual Meeting; two class II directors, whose terms expire at our annual meeting of stockholders to be held in 2012; and three class III directors, whose terms expire at our annual meeting of stockholders to be held in 2013. Our board of directors currently consists of eight members.

At our 2011 Annual Meeting, our stockholders will have an opportunity to vote for two nominees to serve as class I directors: Thomas Anderson and Sharon T. Rowlands. Each of the nominees is currently a class I director of Constant Contact, and you can find more information about each of them in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors” above.

Michael T. Fitzgerald was not nominated for reelection at the 2011 Annual Meeting of Stockholders, when his term as a class I director expires. Our board of directors has voted to reduce the number of directors constituting our full board of directors from eight directors to seven directors, effective as of immediately before the 2011 Annual Meeting of Stockholders, by the elimination of one class I directorship.

The persons named in the enclosed proxy card will vote to elect the two nominees as class I directors, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for class I director will hold office until the 2014 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR the election of each of the nominees.

PROPOSAL 2 — APPROVAL OF 2011 STOCK INCENTIVE PLAN

Our board of directors believes that we must offer a competitive equity incentive program if we are to continue to attract and retain the best possible employees. Accordingly, on March 23, 2011, our board of directors adopted, subject to stockholder approval, our 2011 stock incentive plan, or the 2011 Plan.

If the stockholders approve the 2011 Plan, we will not make new grants under our 2007 stock incentive plan, or the 2007 Plan, and our 1999 stock option/stock issuance plan, or the 1999 Plan, and, collectively with the 2007 Plan, the Predecessor Plans. We have not made new grants under the 1999 Plan since the closing of our initial public offering in October 2007.

As of March 23, 2011, the date our board of directors adopted the 2011 Plan, we had only 315,996 shares available for grant under the Predecessor Plans, which is insufficient to meet our forecasted needs during the next year. We are asking for approval of 4,200,000 shares in addition to the number of shares we already have available for grant. After carefully forecasting our anticipated growth rate for the next few years, we believe that this increase will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for the next two to three years. As of March 23, 2011, we had 4,993,293 outstanding options to purchase shares of common stock under the Predecessor Plans, the weighted average exercise price of all such options was $17.78, and the weighted average remaining term was 8.07 years. As of March 23, 2011, there were 72,348 shares of restricted stock and 195,604 restricted stock units outstanding under the Predecessor Plans. On March 23, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $35.06. If our stockholders approve the 2011 Plan, we will not make new grants under the Predecessor Plans.

We believe that the 2011 Plan, which includes the following changes from the 2007 Plan, contains provisions consistent with current best compensation practices:

•	removal of the evergreen provision that would have automatically increased the number of shares available under the 2007 Plan through 2017;

•	the inclusion of a prohibition against option repricing without stockholder approval;

•	the inclusion of a fungible share ratio of 2:1, which results in each share subject to a “full-value” award (restricted stock, restricted stock units, or other stock-based awards where the price charged to the participant for the award is less than 100% of the fair market value) under the 2011 Plan being counted as two shares for purposes of determining the number of shares that remain available for future awards; and

•	a reduction in the maximum term of stock option and stock appreciation rights from ten to seven years.

Accordingly, our board of directors believes adoption of the 2011 Plan is in the best interests of our company and our stockholders and recommends a vote FOR the approval of the 2011 Plan.

Why You Should Vote for the 2011 Plan

Equity Incentive Awards Are an Important Part of Our Compensation Philosophy

Our board of directors believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel and, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our equity award program is the primary vehicle for offering long-term incentives to our executives.

Substantially all of our regular, full-time employees currently have stock options, restricted stock, restricted stock units, or a combination of both, with approximately 72% of all outstanding awards held by employees who are not named executive officers or directors as of March 23, 2011. In 2010, approximately 67% of all awards, on a share basis, were issued to employees who are not named executive officers or directors with 96% of all employees who are not named executive officers or directors receiving awards. We believe that this strategy of broadly granting equity to our employees not only aligns their interests with those of our stockholders but also has contributed substantially to our relatively high employee retention, which we believe is a valuable ingredient of our success because it helps minimize recruitment and training costs while allowing us to build an experienced and trained workforce that can maximize our efficiencies.

As a technology company headquartered in Massachusetts, where we must compete with many successful companies for a limited pool of talented people, we believe that we must continue our broad-based use of equity compensation to help retain our skilled employees and recruit new employees to continue to grow, develop new products and deliver increased stockholder value.

In requesting approval of the 2011 Plan, we are only asking stockholders for a projected two- to three-year pool of shares to provide a predictable amount of equity for attracting, retaining and motivating employees, directors and consultants as we continue to grow.

The 2007 Plan Will No Longer Have Shares Available for Grant

Under our current forecasts, the number of shares available for grant under the 2007 Plan will stop being sufficient for the needs of our equity compensation program by the summer of 2011, and we will not be able to issue equity to our employees, directors and consultants in amounts that we believe are necessary to retain them unless our stockholders approve the 2011 Plan. We do not believe increasing cash compensation to make up for any shortfall in equity awards would be practical or advisable because, as a growth-oriented, entrepreneurial company, we believe that equity awards provide a more effective compensation vehicle than cash for attracting, retaining and motivating our employees and that equity awards align employee and stockholder interests with a smaller impact on non-GAAP operating results and cash flow than cash compensation.

We Are Only Requesting Shares That Would Have Become Available Under the 2007 Plan’s Evergreen Provision

When we adopted the 2007 Plan in connection with our initial public offering, we included an annual evergreen provision that automatically increases the number of shares available under the 2007 Plan on the first day of each succeeding fiscal year (until the second day of fiscal year 2017) in an amount equal to the lesser of 700,000 shares of common stock, 5% of the outstanding shares on the first day of such succeeding fiscal year, or an amount determined by our board of directors. From 2012 through 2017, up to 4,200,000 shares would become available for grants under the 2007 Plan’s evergreen provision if the 2007 Plan were to continue in effect. By not including an evergreen provision in the 2011 Plan and by not making future awards under the 2007 Plan, we are essentially giving up these evergreen shares under the 2007 Plan and requesting that they be available as part of the general share pool under the 2011 Plan. The 2011 Plan will not result in any new voting power dilution, as compared with the dilution through 2017 under the 2007 Plan’s evergreen provision.

We Manage Our Equity Incentive Award Use Carefully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and grant only the appropriate number of equity awards necessary to attract, reward and retain employees. Our three-year average burn-rate, which we define as the number of shares subject to equity awards granted in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, is 5.07%, which is significantly lower than the median burn rate of 7.26% for Russell 3000 companies in our Global Industry Classification Standards Peer Group (Software & Services Companies), as published by a proxy advisory firm in 2010. The 5.07% gross burn rate reflects a multiplier of two for our restricted stock and restricted stock unit awards, which is based on the volatility of the price of our common stock on the NASDAQ Global Select Market, as determined by a proxy advisory firm.

Our Overhang is Largely Due to Employees Holding Vested “In-the-Money” Stock Options

Approximately 38% of our outstanding stock options are “in-the-money” and vested. We believe that the reason employee option holders have chosen to hold their options rather than exercise them is because of such option holders’ belief in the future value of our company. We further believe that the fact that so many of our employees have chosen to hold their options demonstrates that their interests are aligned with the interests of our stockholders.

The 2011 Plan Combines Compensation and Governance Best Practices

The 2011 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect compensation and governance best practices, including:

•	Continued broad-based eligibility for equity awards. We grant equity awards to all of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act in the best interests of our stockholders. Approximately 72% of all outstanding awards as of March 23, 2011 are held by employees who are not named executive officers or directors. In 2010, approximately 67% of all awards, on a share basis, were issued to employees who are not named executive officers or directors with 96% of all employees who are not named executive officers or directors receiving awards.

•	Stockholder approval is required for additional shares. The 2011 Plan does not contain an annual “evergreen” provision. The 2011 Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities that may be issued under the 2011 Plan.

•	Repricing is not allowed without stockholder approval. The 2011 Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights without prior stockholder approval.

•	No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to at least the fair market value of our common stock on the date the stock option or stock appreciation right is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

•	Reasonable share counting provisions. In general, when awards granted under the 2011 Plan expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares that are tendered by holders or withheld by us to pay the exercise price of an award or to satisfy tax withholding obligations (except for shares tendered or withheld to satisfy the tax withholding obligations with respect to full-value awards) will not be available for future awards. If a stock appreciation right is exercised, we will subtract from the shares available under the 2011 Plan the full number of shares subject to the stock appreciation right multiplied by the percentage of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle such stock appreciation right upon exercise.

•	Reasonable limit on full-value awards. The 2011 Plan uses a “fungible share” concept under which the awards of options and stock appreciation rights cause one share per covered share to be removed from the available share pool, while each full-value award will be counted against the pool as two shares.

•	Minimum vesting requirements. Except for certain circumstances, no vesting condition applicable to any full-value award that is based on performance criteria may be based on performance over a period of less than one year and no such vesting condition that is based solely upon continued employment or the passage of time may provide for vesting in full of a full-value award in less than pro rata installments over three years.

•	No transferability. In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. However, with our board of director’s consent, a participant can transfer an award without payment to an immediate family member, family trust, or certain other related entities.

•	No tax gross-ups. The 2011 Plan does not provide for any tax gross-ups.

Description of the 2011 Plan

The following is a brief summary of the 2011 Plan, a copy of which is attached as Appendix A to this proxy statement.

Effectiveness; Number of Shares Available for Issuance

The 2011 Plan will become effective upon approval of the 2011 Plan by our stockholders at the 2011 Annual Meeting of Stockholders.

Upon effectiveness of the 2011 Plan, the number of shares of common stock reserved for issuance under the 2011 Plan will be:

•	4,200,000 shares; plus

•	the number of shares available for issuance under the 2007 Plan as of immediately prior to the approval of the 2011 Plan by our stockholders, up to a maximum of 315,000 shares, which is the number of shares that were available for future awards under the 2007 Plan as of March 23, 2011; plus

•	the number of shares subject to awards outstanding under the Predecessor Plans as of March 23, 2011, if and to the extent those awards expire, terminate, or are otherwise surrendered, cancelled, forfeited, or repurchased by us or otherwise do not result in all of their shares being issued, up to a maximum of 5,261,245 shares being credited to the 2011 Plan.

The foregoing numbers are subject to adjustment in the event of stock splits and other similar events. Shares issued under the 2011 Plan may consist in whole or in part of authorized but unissued shares or may be issued shares that we have reacquired (provided that open market purchases of shares using the proceeds from the exercise of awards do not increase the number of shares available for future grants).

The 2011 Plan uses a “fungible share” concept under which the awards of options and stock appreciation rights cause one share per covered share to be removed from the available share pool, while each full-value award will be counted against the pool as two shares.

If an award granted under the 2011 Plan or either of the Predecessor Plans expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to such award being repurchased by us) or otherwise results in any common stock not being issued (including as a result of a stock appreciation right that could have been settled either in cash or in stock actually being settled in cash), the unused common stock covered by such award will become available for issuance pursuant to a new award under the 2011 Plan. The shares available for awards under the 2011 Plan will be credited back to the pool at the same one share or two share counting methodology that was used to grant them under the fungible share concept, while the shares under awards made under the Predecessor Plans will be credited back to the pool on a one-for-one basis.

All shares of common stock covered by stock appreciation rights (except stock appreciation rights that may be settled only in cash) will be counted against the number of shares available for the grant of awards under the 2011 Plan. If a stock appreciation right is exercised, we will subtract from the shares available under the 2011 Plan the full number of shares subject to the stock appreciation right multiplied by the percentage of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle such stock appreciation right upon exercise. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations (except for shares tendered or withheld to satisfy the tax withholding obligations with respect to full-value awards) will not be available for issuance pursuant to new awards under the 2011 Plan. Any awards granted under the 2007 Plan between March 23, 2011 and the date the 2011 Plan is approved by our stockholders will be counted using fungible share principles against the shares that can be awarded under the 2011 Plan.

Types of Awards

The 2011 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash-based awards, each of which is described below.

Incentive stock options and nonstatutory stock options.  Optionees receive the right to purchase a specified number of shares of common stock at a specified option price, subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price that will be not less than 100% of the fair market value of the common stock on the date of grant, except in connection with substitute awards relating to acquisitions. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our company). Under the 2011 Plan, options may not be granted for a term in excess of seven years. Options may not provide for the automatic grant of additional shares in connection with the exercise of the original option and options may not provide for the payment or accrual of dividend equivalents. The 2011 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) surrender to us of shares of common stock, (iii) in the case of nonstatutory stock options and subject to certain conditions, “net exercise” in which a portion of the shares to be issued on exercise are withheld to pay the exercise price, (iv) any other lawful means, or (v) any combination of these forms of payment.

Director options.  The 2011 Plan provides for the automatic grant of options to members of our board of directors who are not our employees, or Non-Employee Directors. On the commencement of service on our board of directors, each Non-Employee Director will automatically receive a nonstatutory stock option to purchase 25,000 shares of common stock, subject to adjustment for changes in capitalization. In addition, on the date of each annual meeting of stockholders, each Non-Employee Director who is both serving as a director immediately before and immediately after such meeting will automatically receive a nonstatutory stock option to purchase 10,000 shares of common stock, subject to adjustment for changes in capitalization, except that no Non-Employee Director will be eligible to receive this annual option grant unless such director has served on our board of directors for at least six months. Our board of directors specifically retains the authority to decrease from time to time the number of shares subject to options automatically granted to Non-Employee Directors under the 2011 Plan and to grant options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards in addition to or in lieu of some or all of the options to be granted to Non-Employee Directors under the 2011 Plan. Options automatically granted to Non-Employee Directors will (i) have an exercise price equal to the fair market value of our common stock on the date of grant, (ii) vest as to one-third of the shares on the first anniversary of the date of grant provided that the individual is serving on our board of directors on such date (or in the case of the annual option grants, if earlier, on the date that is one business day prior to date of our next annual meeting) and as to an additional 8.33% of the shares at the end of each successive three-month period following the first anniversary of the date of grant, (iii) expire no more than seven years from the date of grant and (iv) contain such other terms and conditions as our board of directors determines. Director grants that are not automatic must be made by a committee of directors, each member of whom is an independent director under NASDAQ Stock Market, Inc. Marketplace Rules.

Stock appreciation rights.  A stock appreciation right is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. No stock appreciation right granted under the 2011 Plan may provide for the payment or accrual of dividend equivalents. Under the 2011 Plan, stock appreciation rights may not be granted for a term in excess of seven years.

Restricted stock and restricted stock unit awards.  Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time such shares vest pursuant to the terms and conditions of the awards, as established by our board of directors, although our board of directors may provide that these awards will be settled in cash.

Our board of directors will determine the terms and conditions of each restricted stock or restricted stock unit award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any, subject to the limitations described in “Limitations on Vesting Conditions of Full-Value Awards” below.

Restricted stock will accrue ordinary cash dividends, unless our board of directors determines otherwise and applicable law permits such nonaccrual. Participants holding shares of restricted stock will only be entitled to such cash dividends if specifically provided in the restricted stock agreement, will only receive the dividends if and when the restricted stock vests, and will then receive dividends only prospectively unless our board of directors or the restricted stock agreement provides for the payment of prior dividends upon or after vesting. Any dividend payment will be made no later than the latest of the end of the calendar year in which the dividends are paid to stockholders of that class of stock, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock, or the 15th day of the third month following the date on which the restricted stock to which the dividends pertain vests. Unless otherwise provided in the restricted stock agreement, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of our common stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid.

To the extent provided by our board of directors, in its sole discretion, a grant of restricted stock units may provide participants with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of common stock and will be subject to the same restrictions on transfer and forfeitability as the restricted stock units with respect to which paid, as determined by our board of directors in its sole discretion, subject in each case to such terms and conditions as our board of directors shall establish, in each case to be set forth in the applicable award agreement. Any dividend equivalent payments will be made no later than the latest of the end of the calendar year in which the dividends are paid to stockholders of the class of stock underlying the restricted stock units, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock, or the 15th day of the third month following the date on which the restricted stock unit to which the dividends pertain vests, absent a further deferral that complies with Section 409A of the Code.

Other stock-based and cash-based awards.  Under the 2011 Plan, our board of directors has the right to grant other awards based upon our common stock or other property having such terms and conditions as our board of directors may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock, and the grant of awards entitling recipients to receive shares of our common stock to be delivered in the future. We may also grant under the 2011 Plan performance awards or other awards denominated in cash rather than shares of common stock.

Performance conditions.  Our board of directors may determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award or cash-based award granted to a non-officer will vest solely upon the achievement of specified performance criteria. Only our compensation committee may determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award or cash-based award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such award will be based on one or more of the following measures: net income, earnings before or after discontinued operations, interest, taxes, depreciation, amortization and/or stock based compensation expense, operating profit before or after discontinued operations and/or taxes, sales, revenue, product and service billings, deferred revenue, sales or revenue growth, average monthly or quarterly revenue growth, earnings growth, product and service billings growth, customer growth, deferred revenue growth, cost related to product and service billings, cash flow, operating cash flow, free cash flow or cash position, gross margins, cost related to product and service billings as a percentage of product and service billings, value based financial metrics, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

These performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) non-cash compensation expenses, (v) the write-down of any asset, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by participant and may be different for different awards; (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by our compensation committee; and (z) will be set by our compensation committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).

Our compensation committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to performance-based awards designed to qualify for deduction under Section 162(m) of the Code, and our compensation committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of a participant or our change in control.

Awards that are not intended to qualify as “performance-based compensation” may be based on these or such other performance measures as our board of directors may determine.

Transferability of Awards

In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, with our board of director’s consent, a participant can transfer an award without payment to an immediate family member, family trust, or certain other related entities (to the extent a Registration Statement on Form S-8 would cover the transferee).

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors and those of our subsidiaries and of other business ventures in which we have a controlling interest are eligible to be granted awards under the 2011 Plan, to the extent applicable. Under present law and the 2011 Plan, however, incentive stock options may only be granted to our and our subsidiaries’ employees.

The maximum number of shares with respect to which awards may be granted to any participant under the 2011 Plan may not exceed 750,000 shares per calendar year. Grants of cash-based performance awards will be limited to grants of $2 million per calendar year per individual.

Plan Benefits

As of March 23, 2011, approximately 789 persons were eligible to receive awards under the 2011 Plan, including our 10 executive officers and seven non-employee directors. The granting of awards under the 2011 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On April 12, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $34.40.

Administration

The 2011 Plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2011 Plan and to interpret the provisions of the 2011 Plan. Pursuant to the terms of the 2011 Plan, our board of directors may delegate authority under the 2011 Plan to one or more committees or subcommittees of our board of directors. Our board of directors has authorized our compensation committee to administer certain aspects of the 2011 Plan, including the granting of options and other awards to executive officers and other employees. In addition, our board of directors may delegate to one or more of our officers the power to grant options and other awards that constitute stock rights under Delaware law to eligible participants who are not executive officers.

Subject to any applicable limitations contained in the 2011 Plan, our board of directors, our compensation committee, or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of our common stock), (iii) the duration of options (which may not exceed seven years), and (iv) the number of shares of common stock subject to any stock appreciation right, restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards and cash awards, including conditions for repurchase (or forfeiture), issue price and repurchase price, subject to the limitations described in “Limitations on Vesting Conditions of Full-Value Awards” below.

Our board of directors is required to make appropriate adjustments in connection with the 2011 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2011 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (a) our merger or consolidation with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (c) our liquidation or dissolution. In connection with a Reorganization Event, our board of directors may take any one or more of the following actions as to all or any outstanding awards on such terms as our board of directors determines: (i) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice, provide that all unexercised options or other unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, or Acquisition Price, make or provide for a cash payment to an award holder equal to (A) the Acquisition Price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (v) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price, measurement price or purchase price thereof) and (vi) any combination of the foregoing.

Substitute Awards

In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our board of directors may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms, as our board of directors deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the 2011 Plan. Substitute awards will not count against the overall share limit of the 2011 Plan, except as may be required by the Code.

Restrictions on Repricing

Unless our stockholders approve such action (or it is appropriate under a change in capitalization or a Reorganization Event), the 2011 Plan provides that we may not (1) amend any outstanding option or stock appreciation right granted under the 2011 Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding award, (2) cancel any outstanding option or stock appreciation right (whether or not granted under the 2011 Plan) and grant in substitution therefor new awards under the 2011 Plan (other than as substitute awards as described above) covering the same or a different number of shares of common stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled award, (3) cancel in exchange for a cash payment any options or stock appreciation rights that have an exercise price per share above the then-current fair market value, or (4) take any other action that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

Limitations on Vesting Conditions of Full-Value Awards

No vesting condition applicable to any full-value award that is based on performance criteria (and/or level of achievement as compared to such criteria) may be based on performance over a period of less than one year and no such vesting condition that is based solely upon continued employment or the passage of time may provide for vesting in full of a full-value award in less than pro rata installments over three years, in each case other than (x) with respect to awards covering a number of shares not exceeding 10% of the total number of shares subject to the 2011 Plan, (y) full-value awards that are issued upon exercise or settlement of options or stock appreciation rights or (z) upon death, disability or retirement of the participant, in each case as specified in the agreement evidencing such full-value award.

Acceleration

Our board of directors may at any time provide that any award will become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

Provisions for Foreign Participants

Our board of directors may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2011 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

No award may be made under the 2011 Plan after May 31, 2021 but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 2011 Plan; provided that, to the extent determined by our board of directors, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

If stockholders do not approve the adoption of the 2011 Plan, the 2011 Plan will not go into effect, we will not grant any awards under the 2011 Plan and we will continue to grant awards under the 2007 Plan. In such event, our board of directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2011 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. The plan provides that no award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless our board of directors, at the time of grant, specifically provides that the award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or any corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of a stock appreciation right equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the stock is distributed with respect to restricted stock unit, the participant will have income in an amount equal to the fair market value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock previously taxed. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the 2011 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us

There will be no tax consequences to us for any awards made under the 2011 Plan, except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. Although stockholder approval of our audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for the year ended December 31, 2010, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL 4 — ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future stockholder advisory votes on executive compensation will be held every one, two or three years, which is the subject of Proposal 5.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short- and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “EXECUTIVE COMPENSATION” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to the fiscal year ended December 31, 2010. As discussed in those sections, the goals of our executive compensation program are to:

•	provide competitive compensation to attract, retain and motivate the best possible executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives;

•	promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate, business unit and individual performance goals;

•	align the incentives of our executives with the creation of value for our stockholders; and

•	retain flexibility and discretion to design compensation programs that reflect our competitive labor environment taking into account individual circumstances.

Our board of directors believes our executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, our board of directors recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation paid to Constant Contact, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 5 overrules any decision by us or our board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of us or our board of directors (or any committee thereof) or creates or implies any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their advisory vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 5 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 4, we provided our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 5, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future stockholder advisory votes on executive compensation. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future stockholder advisory votes on executive compensation. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our stockholders and our company to hold future stockholder advisory votes to approve executive compensation more or less frequently.

After careful consideration, our board of directors believes that future stockholder advisory votes on executive compensation should be held every year, and therefore our board of directors recommends that you vote for a frequency of EVERY YEAR for future stockholder advisory votes on executive compensation.

Our board of directors believes that an annual stockholder advisory vote on executive compensation will facilitate more direct stockholder input about executive compensation. An annual stockholder advisory vote on executive compensation is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our stockholders on executive compensation and corporate governance matters. We believe an annual vote would be the best governance practice for us at this time.

Our board of directors believes that holding future stockholder advisory votes on executive compensation every year is in the best interests of our company and our stockholders, and therefore recommends a vote for holding future stockholder advisory votes EVERY YEAR. However, our board of directors acknowledges that there are a number of points of view regarding the relative benefits of the frequency of stockholder advisory votes on executive compensation. Accordingly, our board of directors currently intends to hold stockholder advisory votes on executive compensation in the future in accordance with the frequency option that receives the most stockholder support.

Our board of directors recommends a vote FOR holding future stockholder advisory votes on executive compensation “EVERY YEAR.”

STOCK OWNERSHIP

The following table contains information as of March 31, 2011 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers (as identified above in “EXECUTIVE COMPENSATION”);

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

	Number of		Shares			Percentage of
	Shares		Acquirable		Total	Common Stock
	Beneficially		Within 60		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	Days(3)	=	Ownership	Owned(4)

Named Executive Officers and Directors:
Gail F. Goodman	603,057		467,697		1,070,754	3.6%
Ellen M. Brezniak	—		187,704		187,704	*
Harpreet S. Grewal(5)	—		—		—	*
Christopher M. Litster	188		15,097		15,285	*
Robert P. Nault(6)	—		168,937		168,937	*
John J. Walsh, Jr.	—		67,189		67,189	*
Steven R. Wasserman(7)	—		—		—	*
Thomas Anderson(8)	2,000		54,834		56,834	*
Robert P. Badavas(9)	4,000		54,834		58,834	*
John Campbell(10)	10,954		15,834		26,788	*
Michael T. Fitzgerald(11)	48,212		15,834		64,046	*
William S. Kaiser(12)	33,914		15,834		49,748	*
Daniel T. H. Nye	—		16,667		16,667	*
Sharon T. Rowlands	—		—		—	*
All directors and executive officers as a group (17 persons)	702,825		1,492,352		2,195,177	7.1%
5% Stockholders:
FMR LLC(13)	4,319,089		—		4,319,089	14.7%
BlackRock, Inc.(14)	2,341,862		—		2,341,862	7.9%
Entities affiliated with Waddell & Reed Financial, Inc.(15)	2,181,172		—		2,181,172	7.4%
Entities affiliated with T. Rowe Price Associates, Inc.(16)	1,879,440		—		1,879,440	6.4%
Frontier Capital Management Co., LLC(17)	1,675,547		—		1,675,547	5.7%
Columbia Wanger Asset Management, LLC(18)	1,587,300		—		1,587,300	5.4%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or upon vesting of restricted stock units. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 31, 2011 and shares covered by restricted stock units that become vested within 60 days after March 31, 2011.

(4)	The percent ownership for each stockholder on March 31, 2011 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 31, 2011 (29,461,928 shares) plus any shares acquirable by the stockholder (including pursuant to stock options that may be exercised and restricted stock units that vest) within 60 days after March 31, 2011.

(5)	Mr. Grewal has served as our executive vice president, chief financial officer and treasurer since July 6, 2010.

(6)	Mr. Nault served as our interim chief financial officer after Mr. Wasserman’s resignation on March 31, 2010 until Mr. Grewal became our executive vice president, chief financial officer and treasurer.

(7)	Mr. Wasserman served as our vice president and chief financial officer until his resignation on March 31, 2010 under the terms of the transition agreement we entered into with Mr. Wasserman in December 2009.

(8)	The shares reported as beneficially owned are held by the Anderson Family Foundation, a charitable foundation of which the reporting person and his spouse are trustees. Mr. Anderson disclaims any pecuniary interest in the shares held by such foundation and disclaims beneficial ownership of any of such shares.

(9)	The shares reported as beneficially owned are held by the Robert P. Badavas Trust of 2007. Mr. Badavas exercises sole voting and investment power with respect to the shares held by the Robert P. Badavas Trust of 2007.

(10)	The shares reported as beneficially owned are held jointly with Mr. Campbell’s wife, Mrs. Jean Campbell.

(11)	The shares reported as beneficially owned consist of 47,012 shares held by Mr. Fitzgerald individually and 1,200 shares held a member of Mr. Fitzgerald’s immediate family with whom he shares a household. Mr. Fitzgerald disclaims any pecuniary interest in or beneficial ownership of any of such shares.

(12)	The shares reported as beneficially owned consist of 31,945 shares held by Mr. Kaiser individually and 1,969 shares held by the Kaiser Family Trust. Mr. Kaiser exercises sole voting and investment power with respect to the shares held by the Kaiser Family Trust.

(13)	This information is based solely on Amendment No. 4 to Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2011 reporting share ownership as of December 31, 2010. Consists of 3,905,640 shares held by FMR LLC and Edward C. Johnson and 413,449 shares held by FIL Limited. FMR LLC and FIL Limited each disclaim beneficial ownership of the reported securities. FMR LLC’s principal business address is 82 Devonshire Street, Boston, Massachusetts 02109. FIL Limited’s principal business address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(14)	This information is based solely on Schedule 13G filed with the SEC by BlackRock, Inc. on February 3, 2011 reporting share ownership as of December 31, 2010. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.

(15)	This information is based solely on Amendment No. 3 to Schedule 13G filed with the SEC by Ivy Investment Management Company, Waddell & Reed Investment Management Company, Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed Financial, Inc. on February 8, 2011 reporting share ownership as of December 31, 2010. Waddell & Reed, Inc., or WRI, is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company, or WRFSI. In turn, WRFSI is a subsidiary of Waddell & Reed Financial, Inc., a publicly traded company, or WDR, and Ivy Investment Management Company is an investment advisory subsidiary of WDR. The investment advisory contracts grant Waddell & Reed Investment Management Company, or WRIMCO, all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, WRIMCO may be deemed the beneficial owner of the reported securities. The principal business address of the entities associated with Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(16)	This information is based solely on a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. on January 10, 2011 reporting share ownership as of December 31, 2010. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17)	This information is based solely on a Schedule 13G filed with the SEC by Frontier Capital Management Co., LLC on February 14, 2011 reporting share ownership as of December 31, 2010. The principal business address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

(18)	This information is based solely on Schedule 13G filed with the SEC by Columbia Wanger Asset Management, LLC on February 10, 2011 reporting share ownership as of December 31, 2010. The principal business address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2010, other than one late Form 4 filing by each of our directors, except Ms. Goodman, relating to the annual grant to non-employee members of our board of directors of options to purchase shares of our common stock on June 1, 2010 and a late Form 4 filing by Mr. Groves relating to a sale of shares of our common stock on June 14, 2010 that was filed one day late.

* * *

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Gail F. Goodman
Chairman, President and Chief Executive Officer

April 20, 2011

Appendix A

CONSTANT CONTACT, INC.

2011 STOCK INCENTIVE PLAN

1.	Purpose.

The purpose of this 2011 Stock Incentive Plan (the “Plan”) of Constant Contact, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations issued thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility.

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 7), Restricted Stock (as defined in Section 8), Restricted Stock Units (as defined in Section 8), Other Stock-Based Awards (as defined in Section 9), and Cash-Based Awards (as defined in Section 9).

3.	Administration and Delegation.

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine; provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; and provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

(d) Awards to Non-Employee Directors.  Discretionary Awards to non-employee directors may be granted and administered only by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.	Stock Available for Awards.

(a)	Number of Shares; Share Counting.

(1)	Number of Shares.

(A) Subject to adjustment under Section 11, Awards may be made under the Plan for up to that number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) that is equal to the sum of:

(i) 4,200,000 shares of Common Stock; plus

(ii) such additional number of shares of Common Stock (up to 315,000 shares) as is equal to the number of shares of Common Stock reserved for issuance under the Company’s 2007 Stock Incentive Plan (the “2007 Plan”) that remain available for grant under the 2007 Plan as of immediately prior to the approval of the Plan by the Company’s Stockholders (the date on which such approval occurs, the “Effective Date”); plus

(iii) such additional number of shares of Common Stock (up to 5,261,245 shares) as is equal to the number of shares of Common Stock subject to Awards granted under the 2007 Plan and the Company’s 1999 Stock Option/Stock Issuance Plan, as amended (collectively, with the 2007 Plan, the ‘‘Predecessor Plans”) to the extent such Awards (x) expire or are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company) or (y) otherwise result in any Common Stock not being issued (including as a result of a SAR that was settleable either in cash or in stock actually being settled in cash); provided, however, that (I) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code and (II) in the case of the exercise of a SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise.

(B) Any or all of such Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. The Company shall not grant any new Awards under either Predecessor Plan after the Effective Date.

(2) Fungible Share Pool.  Subject to adjustment under Section 11, any Award issued under the Plan that is not a Full-Value Award shall be counted against the share limit specified in Section 4(a)(1)(A) as one share for each share of Common Stock subject to such Award and any Award issued under the Plan that is a Full-Value Award shall be counted against the share limit specified in Sections 4(a)(1)(A) as two shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any Restricted Stock Award or other Stock-Based Award, including Performance Awards (as defined below) designed to be settled in stock, with a per share price or per unit purchase price to the Participant lower than 100% of Fair Market Value (as defined below) on the date of grant. To the extent a share that was subject to an Award that counted as one share when issued is returned to the Plan pursuant to Section 4(a)(3), the share reserve will be credited with one share. To the extent that a share that was subject to an Award that counted as two shares when issued is returned to the Plan pursuant to Section 4(a)(3), the share reserve will be credited with two shares.

(3) Share Counting.  For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that SARs that may be settled only in cash shall not be so counted;

(B) in accordance with (and without duplication of) Section 4(a)(1)(A)(iii), if any Award granted under the Plan or either Predecessor Plan (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company) or (ii) otherwise results in any Common Stock not being issued (including as a result of a SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards using, for Awards issued under the Plan, the fungible share principles set forth in Section 4(a)(2); provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code and (2) in the case of the exercise of a SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise;

(C) shares of Common Stock delivered by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; provided, however, that, notwithstanding the foregoing, shares of Common Stock delivered by actual delivery, attestation, or net exercise) to the Company by a Participant to satisfy tax withholding obligations with respect to any Full-Value Award (including shares retained from any such Full-Value Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards;

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards; and

(E) any Awards granted under either Predecessor Plan approved plan between March 23, 2011 and the Effective Date will be counted against the shares available in Section 4(a)(1)(A) using the fungible share principles set out in Section 4(a)(2).

(b) Section 162(m) Per-Participant Limit.  Subject to adjustment under Section 11, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 750,000 per fiscal year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Substitute Awards.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1)(A) or the limit in Section 4(b), except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options.

(a) General.  The Board may grant options to purchase Common Stock (each, an ‘‘Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each

Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Constant Contact, Inc., any of Constant Contact, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price.  The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value (“Fair Market Value”) on the date the Option is granted (which shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq Global Market, the Nasdaq Capital Market or the Nasdaq Global Select Market (or the exchange or market with the greatest volume of trading in the Common Stock), as reported in The Wall Street Journal or such other source as the Board deems reliable, on the date of grant or as of such other date as satisfies applicable tax requirements); provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. If the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise. For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

(d) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of seven years.

(e) Exercise of Options.  Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be in electronic form) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive the number of shares of Common Stock underlying the portion of the Option being exercised reduced by the number of shares of Common Stock equal to the aggregate exercise price of the portion of the Option being exercised divided by the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) No Reload Options.  No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(h) No Dividend Equivalents.  No Option shall provide for the payment or accrual of Dividend Equivalents (as defined herein).

(i) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders, the Company may not, with respect to any outstanding Option granted under the Plan (except as provided for under Section 11): (1) amend any Option to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any Option and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel for cash any Options that have exercise prices per share above the then-current Fair Market Value, or (4) take any other action that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

6.	Director Options.

(a) Initial Grant.  Upon the commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, such person shall automatically be granted (without further action by the Board or any committee thereof) a Nonstatutory Stock Option to purchase 25,000 shares of Common Stock (subject to adjustment under Section 6(d) or 11).

(b) Annual Grant.  On the date of each annual meeting of stockholders of the Company, each member of the Board who is both serving as a director of the Company immediately prior to and immediately following such annual meeting and who is not then an employee of the Company or any of its subsidiaries, shall automatically be granted (without further action by the Board or any committee thereof) a Nonstatutory Stock Option to purchase 10,000 shares of Common Stock (subject to adjustment under Section 6(d) or 11); provided, however, that a director shall not be eligible to receive an option grant under this Section 6(b) until such director has served on the Board for at least six months.

(c) Terms of Director Options.  Options granted under Section 6(a) or 6(b) shall (i) have an exercise price equal to the Fair Market Value on the date of grant, (ii) vest as to one-third of the shares on the first anniversary of the date of grant provided that the individual is serving on the Board on such date (or in the case of an option granted under Section 6(b), if earlier, on the date that is one business day prior to date of the Company’s next annual meeting) and as to an additional 8.33% of the shares at the end of each successive three-month period following the first anniversary of the date of grant, (iii) expire seven years from the date of grant and (iv) contain such other terms and conditions as the Board shall determine.

(d) Board Discretion.  The Board specifically retains the authority to decrease from time to time the number of shares subject to Options granted under this Section 6 and to grant Options, SARs, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards in addition to or in lieu of some or all of the Options provided for in this Section 6.

7.	Stock Appreciation Rights.

(a) General.  The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 7(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price.  The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs.  Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of seven years.

(d) Exercise of SARs.  SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be in electronic form) approved by the Company, together with any other documents required by the Board.

(e) Dividend Equivalents.  No SAR shall provide for the payment or accrual of Dividend Equivalents.

(f) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders, the Company may not, with respect to any outstanding SAR granted under the Plan (except as provided for under Section 11): (1) amend any SAR to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any SAR and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel for cash any SARs that have measurement prices per share above the then-current Fair Market Value, or (4) take any other action that constitutes a “repricing” within the meaning of the rules of NASDAQ.

8.	Restricted Stock; Restricted Stock Units.

(a) General.  The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards.  Subject to Section 12(a), the Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends.  Restricted Stock will accrue ordinary cash dividends, unless the Board determines otherwise and applicable law permits such nonaccrual. Participants holding shares of Restricted Stock will only be entitled to such cash dividends if specifically provided in the Restricted Stock agreement, will only receive the dividends if and when the Restricted Stock vests, and will then receive dividends only prospectively unless the Board or the Restricted Stock agreement provides for the payment of prior dividends upon or after vesting. Any dividend payment will be made no later than the latest of the end of the calendar year in which the dividends are paid to stockholders of that class of stock, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock, or the 15th day of the third month following the date on which the Restricted Stock to which the dividends pertain vests. Unless otherwise provided in the Restricted Stock agreement, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(2) Stock Certificates.  The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement.  Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock, unless the Board provides in the applicable Award agreement that the Restricted Stock Unit will be settled in cash (either automatically or at the Board’s discretion on payment). The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents.  To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or shares of Common Stock and will be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement. Any Dividend Equivalent payments will be made no later than the latest of the end of the calendar year in which the dividends are paid to stockholders of the class of stock underlying the Restricted Stock Units, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock, or the 15th day of the third month following the date on which the Restricted Stock Unit to which the dividends pertain vests, absent a further deferral that complies with Section 409A of the Code.

9.	Other Stock-Based and Cash-Based Awards.

(a) General.  Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions.  Subject to the provisions of the Plan, including Section 12(a), the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any conditions for vesting and repurchase (or forfeiture) and purchase price applicable thereto.

10.	Performance Awards.

(a) Grants.  Restricted Stock Awards and Other Stock-Based or Cash-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10 (“Performance Awards”), subject to the limit in Section 4(b) on shares covered by such grants. Performance Awards can also be granted in amounts of up to $2,000,000 per calendar year per individual as Cash-Based Awards.

(b) Committee.  Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(c) Performance Measures.  For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: net income, earnings before or after discontinued operations, interest, taxes, depreciation ,amortization and/or stock based compensation expense, operating profit before or after discontinued operations and/or taxes, sales, revenue, product and service billings, deferred revenue, sales or revenue growth, average monthly or quarterly revenue growth, earnings growth, product and service billings growth, customer growth, deferred revenue growth, cost related to product and service billings, cash flow, operating cash flow, free cash flow or cash position, gross margins, cost related to product and service billings as a percentage of product and service billings, value based financial metrics, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) non-cash compensation expenses, (v) the write-down of any asset, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (z) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d) Adjustments.  Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(e) Other.  The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option and each Option issuable under Section 6, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substitute Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition.  A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 11(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 11(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event,” then no assumption or substitution shall be permitted pursuant to Section 11(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 11(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 11(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 11(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock) less any applicable exercise or measurement price; provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Awards or settlement of Restricted Stock Units to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock.  Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

12.	General Provisions Applicable to Awards.

(a) Limitation on Vesting Conditions of Full-Value Awards.  Subject to Section 11 and Section 12(i), (i) no vesting condition applicable to any Full-Value Award that is based on performance criteria (and/or level of achievement as compared to such criteria) shall be based on performance over a period of less than one year and (ii) no such vesting condition that is based solely upon continued employment or the passage of time shall provide for vesting in full of a Full-Value Award in less than pro rata installments over three years, in each case (i) and (ii) other than with respect to (x) a number of Awards with respect to shares not exceeding 10% of the total number of shares specified in Section 4(a)(1)(A) and (y) such Full-Value Awards that are issued upon exercise or settlement of Options or SARs or upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Full-Value Award.

(b) Transferability of Awards.  Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 12(b) shall be deemed to restrict a transfer to the Company.

(c) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(d) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(e) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(f) Withholding.  The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or, if the Company so requires, at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(g) Amendment of Award.  Except as otherwise provided in Sections 5(i) and 7(f) with respect to repricings, Section 10 with respect to Performance Awards, or Section 13(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 11.

(h) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(i) Acceleration.  Notwithstanding anything to the contrary in the Plan, the Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

13.	Miscellaneous.

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 11), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive

Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 13(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(e) Authorization of Sub-Plans for Grants to non-U.S. Employees.  The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code.  Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the ‘‘New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability.  Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

1 CONSTANT CONTACT, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, MAY 31, 2011. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONSTANT CONTACT, INC. PLEASE RETURN IT AS SOON AS POSSIBLE. By signing on the reverse side of this proxy, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Gail F. Goodman, Harpreet S. Grewal and Robert P. Nault, and each of them individually, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of Constant Contact, Inc. to be held on Tuesday, May 31, 2011 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451, and any adjournments of the meeting, and (2) vote all shares of Constant Contact, Inc. stock that you are entitled to vote and otherwise act on your behalf upon the matters properly brought before the Annual Meeting and any adjournment thereof, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal. IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS HEREIN. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT, “FOR” PROPOSALS 2, 3 AND 4 AND, FOR HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION “EVERY YEAR.” (Continued and to be signed on the reverse side) COMMENTS: 1447

5 ANNUAL MEETING OF STOCKHOLDERS OF CONSTANT CONTACT, INC. May 31, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at — www.proxydocs.com/ctct Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. — —— 20233304000000001000 2 053111 CONSTANT CONTACT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT, “FOR” PROPOSALS 2, 3 AND 4 AND FOR HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION “EVERY YEAR.” PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To elect the following nominees for class I director to serve for a term of three 2. To approve our 2011 Stock Incentive Plan: years: NOMINEES: 3. To ratify the appointment of PricewaterhouseCoopers LLP as our FOR ALL NOMINEES O Thomas Anderson independent registered public accounting firm for the year ending O Sharon T. Rowlands December 31, 2011: WITHHOLD AUTHORITY 4. To approve an advisory vote on executive compensation: FOR ALL NOMINEES Every Every Every FOR ALL EXCEPT year 2 years 3 years ABSTAIN (See instructions below) 5. To hold future stockholder advisory votes on executive compensation at the following interval: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting. The proxy holders will vote your shares as you direct herein. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by and fill in the circle next to each nominee you wish to withhold, as shown here: itself, revoke this proxy. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.